Exhibit 2

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

LIFE QUOTES, INC.

at

$4.00 Net Per Share

by

LQ ACQUISITION INC.

The Offer and Withdrawal Rights Will Expire at 12:00 Midnight, New York

City Time, on July 15, 2010, Unless the Offer Is Extended.

LQ Acquisition Inc. ( “LQ Acquisition Inc.”), a company owned and controlled by Robert S. Bland, president and chief executive officer of Life Quotes, Inc. (“LQ”) is offering to purchase, at a price of $4.00 net per share in cash without interest, all outstanding shares of common stock, par value $0.003 per share (the “Shares”), of Life Quotes, Inc. not otherwise owned by LQ Acquisition Inc. on the terms and subject to the conditions specified in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the “Offer”).

This tender offer is conditioned upon, among other things (i) the non-waivable condition that there shall have been validly tendered and not withdrawn before the tender offer expires Shares that constitute at least a majority of the outstanding Shares not owned by LQ Acquisition Inc., William V. Thoms (“Thoms”), Zions Bancorporation (“Zions”) or their respective affiliates immediately prior to the expiration of the tender offer, (ii) the condition that, together with the Shares held by LQ Acquisition, Inc., there shall have been validly tendered and not withdrawn before the tender offer expires Shares that constitute at least 90% of the outstanding Shares (this condition may be waived by LQ Acquisition Inc.), and (iii) the execution of that certain note dated June 7, 2010 whereby LQ will loan $19,000,000 to LQ Acquisition Inc. (the “Note”). This tender offer is also subject to certain other conditions described in “The Tender Offer — Section 12 — Conditions to the Offer.” LQ Acquisition Inc. currently owns approximately 31% of the outstanding Shares. Upon successful completion of this Offer, LQ Acquisition will cause LQ to consummate a “short-form” merger promptly under Delaware law in which all Shares held by the remaining stockholders would be converted into the right to cash equal to the same price per Share as was paid in the tender offer, without interest.

A summary of the principal terms of the tender offer appears on page 1 of this Offer to Purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the fairness or merits of this transaction or passed upon the accuracy or adequacy of the disclosure contained in this document. Any representation to the contrary is a criminal offense.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the tender offer.

IMPORTANT

If you desire to tender all or any portion of your Shares, you should either (i) complete and sign the related Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed (if required by Instruction 5 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to Computershare Trust Company, N.A., the Depositary for the tender offer, and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in “The Tender Offer — Section 3 — Procedures for Tendering Shares” or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

If you desire to tender Shares and the certificates evidencing your Shares are not immediately available, or you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the tender offer, you may tender such Shares by following the procedures for guaranteed delivery set forth in “The Tender Offer — Section 3 — Procedures for Tendering Shares.”

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to LQ Acquisition Inc. at 1-800-556-9393 extension 295. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the tender offer.

SUMMARY TERM SHEET

LQ Acquisition Inc. is offering to purchase all the outstanding Shares not otherwise owned by LQ Acquisition Inc. for $4.00 net per share in cash without interest. The following are some of the questions that you, as a stockholder of LQ, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the related Letter of Transmittal because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. When used in this Offer to Purchase, the terms “we,” “our,” and “us” refer to LQ Acquisition Inc., unless the context requires otherwise.

Who is offering to buy my securities?

We are LQ Acquisition Inc., a company owned and controlled by Robert S Bland, president and chief executive officer of LQ. We are offering to purchase all the outstanding shares of common stock of LQ not otherwise owned by us or our affiliates. LQ has one class of common stock and no other outstanding voting securities. As of the date hereof, we own 2,108,045 shares, or approximately 31%, of LQ’s outstanding common stock. See “The Tender Offer — Section 7 — Certain Information Concerning LQ” and “The Tender Offer — Section 8 — Certain Information Concerning LQ Acquisition Inc.”

What are the classes and amounts of securities sought in the tender offer?

We are seeking to purchase all of LQ’s outstanding common stock not otherwise owned by LQ Acquisition Inc. See “Introduction.”

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $4.00 per Share, net to you in cash without interest. This price represents a premium of approximately 28% over the closing price of LQ’s common stock on the Nasdaq Stock Exchange (the “Nasdaq”) on June 3, 2010, the last trading day prior to the date the special committee (the “Special Committee”) of the Board of Directors of LQ (the “Board”) supported the Offer, found the Offer to be fair from a financial point of view, and recommended that the stockholders of LQ tender their Shares in the Offer. If you are the record owner of your Shares and you tender your Shares to us in the tender offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Tender Offer — Section 3 — Procedures for Tendering Shares.”

What are the most important conditions to the tender offer?

Our obligation to purchase Shares at the expiration of the tender offer is subject to satisfaction of, or if permitted, waiver of, several conditions, including the non-waivable condition that there shall have been validly tendered and not withdrawn before the tender offer expires Shares that constitute at least a majority of the outstanding Shares not owned by LQ Acquisition Inc., Thoms, Zions or any of their respective affiliates immediately prior to the expiration of the tender offer. We calculate that, based on the number of outstanding Shares as of June 1, 2010, approximately 901,012 Shares not owned by LQ Acquisition Inc., Thoms, Zions or their respective affiliates would have to be tendered in order to satisfy this condition. This majority of the minority condition is not waivable. Further, we have entered into agreements with Thoms and Zions whereby they agree to tender all of their Shares in the tender offer. In aggregate, Mr. Thoms and Zions own 2,857,624 Shares or approximately 42% of LQ’s outstanding common stock, which together with the shares we own, represents approximately 73% of LQ’s outstanding common stock. See “The Tender Offer — Section 8 — Certain Information Concerning LQ Acquisition Inc.”

Another condition to the tender offer, which may be waived by us in our sole discretion, is that, together with the Shares held by LQ Acquisition, Inc., there shall have been validly tendered and not withdrawn before the tender offer expires Shares that constitute at least 90% of the outstanding Shares.

The tender offer is also conditioned upon the execution of the Note. See “The Tender Offer — Section 12 — Conditions of the Offer.”

The tender offer is not conditioned upon any antitrust or other governmental approvals, consents or clearances. The tender offer is subject to several other conditions. See “The Tender Offer — Section 12 — Conditions to the Offer.”

In the event that all of the conditions to the tender offer have not been satisfied or waived at the then scheduled expiration date of the tender offer, LQ Acquisition Inc. may extend the expiration date of the tender offer in such increments as LQ Acquisition Inc. may determine until the earliest to occur of (i) the satisfaction or waiver of such conditions and (ii) LQ Acquisition Inc.’s determination that such conditions are not reasonably capable of being satisfied.

Do you have the financial resources to make payment?

After execution of the Note whereby LQ will loan $19,000,000 to us, we will have the necessary financial resources to make payment for the tendered shares. We will need approximately $19,000,000 to purchase all Shares not otherwise owned by us in the tender offer and to pay related fees and expenses. LQ Acquisition Inc. intends to fund the tender offer with cash obtained from LQ through the Note. The cash reserves of LQ, which LQ Acquisition Inc. will obtain through execution of the Note, provide adequate financial resources to enable us to make all payments under the tender offer. Without the execution of the Note, LQ Acquisition Inc. would not have the financial resources to complete the Tender Offer. See “The Tender Offer — Section 9 — Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the tender offer?

We do not think our financial condition is relevant to your decision whether to tender your Shares in the tender offer because:

•	we will be obtaining the necessary funds from LQ and not through our own resources;

•

LQ’s cash, cash equivalents, and marketable securities provide adequate financial resources which will be provided through the Note to enable LQ Acquisition Inc. to make all payments promptly under the tender offer;

•	the tender offer is being made for all Shares not otherwise owned by us;

•	we have been formed solely for the purpose of acquiring the Shares, and there is no relevant historical financial information available with respect to us.

How long do I have to decide whether to tender in the tender offer?

You will have until 12:00 midnight, New York City time, on July 15, 2010 or such later date to which we may extend the expiration date, to decide whether to tender your Shares in the tender offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “The Tender Offer — Section 3 — Procedures for Tendering Shares.”

Can the tender offer be extended and how will I be notified if the tender offer is extended?

We may, in our sole discretion, extend the tender offer at any time or from time to time for any reason. If we decide to extend the tender offer, we will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the earlier of the day we decide to extend or the date the tender offer was scheduled to expire. See “The Tender Offer — Section 1 — Terms of the Offer; Expiration Date.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates evidencing your Shares, together with a completed Letter of Transmittal and any required signature guarantees, to Computershare Trust Company, N.A., the Depositary for the tender offer, no later than the time the tender offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the Shares can be tendered by your nominee through The Depository Trust Company (“DTC”). If you are not able to deliver any required items to the Depositary by the expiration of the tender offer, you may be able to have a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq trading days. However, the Depositary must receive the missing items within that three-trading-day period after the expiration of the tender offer or you will not be able to tender your Shares in the tender offer. See “The Tender Offer — Section 3 — Procedures For Tendering Shares.”

Until what time can I withdraw previously tendered Shares?

You can withdraw previously tendered Shares at any time until the tender offer has expired and, if we have not agreed to accept your Shares for payment by July 15, 2010, you can withdraw them at any time after July 15, 2010 until we do accept your Shares for payment. This right to withdraw will not apply to any subsequent offering period. See “The Tender Offer — Section 1 — Terms of the Offer; Expiration Date.”

How do I withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal, which includes all required information, to Computershare Trust Company, N.A., the Depositary for the tender offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See “The Tender Offer — Section 4 — Withdrawal Rights.”

Have you held discussions with LQ in the last two years regarding any transaction?

On May 25, 2010, we provided the Board with a letter whereby we offered a tender offer for all the Shares we did not own for $3.75 per share. We were then approached by Raymond James, the financial advisor retained by the Special Committee to the Board, and they explained that the Special Committee could be supportive of the offer, but would not support the offer price of $3.75 per share.

On May 27, 2010, we provided the Board a second letter whereby we offered a tender offer for all the Shares we did not own for $4.00 per share.

On June 4, 2010, the Special Committee met and recommended to the LQ stockholders to tender their Shares in the Offer.

Prior to our notification of the Special Committee, we did not have any discussions or communications regarding this tender offer or any other similar corporate transaction with LQ. See “Special Factors — Background of this Offer.”

What does LQ’s board of directors think of the tender offer?

We have commenced the tender offer after obtaining the prior approval and recommendation of the Special Committee. The Board formed the Special Committee consisting of independent directors and delegated the Special Committee with broad discretion to consider the merits of our tender offer, among other things, and we expect they will advise stockholders of LQ’s position with respect to the tender offer within 10 business days of the commencement of the tender offer. Members of the Board who are not members of the Special Committee did not deliberate in any decision and are not taking a position with respect to the Offer. However, the consummation of the tender offer does not require the approval or recommendation of the Board or the Special Committee. See “Introduction” and “Special Factors — Background of this Offer.”

Do you have interests in the offer that may be different from my interests as a stockholder of LQ?

Yes. Our interests in the tender offer (and any subsequent short-form merger under Delaware law) present actual or potential conflicts of interest such that our interests may be different from those of stockholders being asked to sell their Shares. In particular, stockholders should be aware that the financial interests of LQ Acquisition Inc. with regard to the price to be paid in the tender offer (and any subsequent short-form merger under Delaware law) are generally adverse to the financial interests of the stockholders being asked to tender their Shares. Also, if you sell Shares in the tender offer or your Shares are converted in any subsequent merger, you will cease to have any interest in LQ and will not have the opportunity to participate in the future earnings or growth, if any, of LQ. On the other hand, we will benefit from any future increase in the value of LQ, as well as bear the burden of any future decrease in the value of LQ. See “Special Factors — Interests of Certain Persons in the Offer.”

What is your position as to the fairness of the transaction?

We believe that the transaction is fair to LQ’s stockholders (other than LQ Acquisition Inc. and its affiliates), based upon the factors set forth under “Special Factors — Position of LQ Acquisition Inc. Regarding the Fairness of the Offer.”

What are the U.S. federal income tax consequences of participating in the tender offer?

In general, your sale of Shares pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the tender offer in light of your particular circumstances. See “The Tender Offer — Section 5 — Certain U.S. Federal Income Tax Considerations.”

Will the tender offer be followed by a merger if all the Shares are not tendered in the tender offer?

If following the consummation of the tender offer we own at least 90% of the outstanding Shares, we will cause LQ to consummate a “short-form” merger promptly under Delaware law in which all Shares held by the remaining stockholders would be converted into the right to cash equal to the same price per Share as was paid in the tender offer, without interest.

If, on the other hand, we do not own at least 90% of the outstanding Shares following consummation of the tender offer, we will review our options. If we do not receive, together with the Shares held by us, tenders for at least 90% of the Shares, we will not be able to access any funds under the Note. Our options if we do not receive 90% of the outstanding Shares following the consummation of the tender offer include doing nothing, acquiring the tendered Shares, purchasing Shares in the open market or in privately-negotiated transactions, making a new tender offer, initiating a reverse stock split to acquire additional shares, or seeking to negotiate a merger or other business combination with LQ. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

Following the tender offer, will LQ continue as a publicly reporting company?

If the consummation of the tender offer results in us holding Shares representing at least 90% of the outstanding Shares, then we will undertake a short-form merger to acquire all the remaining outstanding Shares. Following our acquisition of all the outstanding Shares, by tender offer or merger, we intend to terminate LQ’s reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the tender offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in LQ.

However, if the consummation of the tender offer does not result in us holding Shares representing at least 90% of the outstanding Shares, then we currently expect that LQ will continue as a publicly reporting company as we review our options, except in the event the Shares no longer meet the standards for continued listing on Nasdaq. See “The Tender Offer — Section 10 — Possible Effects of the Offer on the Market for the Shares.” It is likely that if the tender offer does not result in us holding Shares representing at least 90% of the outstanding Shares, that we will initiate a stock split to acquire the additional shares necessary to reach the 90% threshold required to undertake a short-form merger.

Will I have the right to have my Shares appraised?

If you tender your Shares in the tender offer, you will not be entitled to exercise any appraisal rights. However, if you do not tender your Shares in the tender offer and a merger is consummated, you will have a statutory right to demand payment of the judicially appraised fair value of your Shares plus a fair rate of interest, if any, from the date of the merger. This value may be more or less than or the same as the $4.00 net per Share cash consideration in the tender offer and the merger. See “Special Factors — Appraisal Rights.”

If I decide not to tender, how will the tender offer affect my Shares?

The purchase of Shares pursuant to the tender offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could affect the liquidity and market value of the remaining Shares held by the public. We cannot predict whether this would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the price paid in the tender offer. Depending upon the number of Shares purchased pursuant to the tender offer, LQ’s common stock may no longer meet the standards for continued listing on the Nasdaq.

Depending on similar factors, LQ may cease being required to comply with the public reporting requirements under the Exchange Act and may terminate the same. See “The Tender Offer — Section 10 — Possible Effects of the Offer on the Market for the Shares.”

If the tender offer and a subsequent short-form merger are consummated, untendered Shares will be converted into the right to receive cash equal to $4.00 net per Share, without interest.

If the tender offer is not consummated, we will evaluate our options with respect to LQ. These include doing nothing, purchasing Shares in the open market or privately-negotiated transactions, initiating a reverse stock split to acquire additional shares, making a new tender offer or seeking to negotiate a merger or other business combination with LQ. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of LQ’s common stock. See “The Tender Offer — Section 10 — Possible Effects of the Offer on the Market for the Shares.”

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the tender offer, we will pay for all Shares validly tendered and not withdrawn promptly after the expiration of the tender offer. See “The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

We will pay for your Shares by depositing the purchase price, subject to the Note, with the Computershare Trust Company, N.A., the Depositary for the tender offer, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of such Shares, a properly completed and duly executed Letter of Transmittal and any other required documents. See “The Tender Offer — Section 2 — Acceptance for Payment and Payment for Shares.”

How will my employee stock options be treated in the tender offer and any subsequent short-form merger?

You are free to exercise any vested stock options you hold in accordance with their terms and then tender the Shares you acquired through the option exercise under this tender offer. You should be aware that the exercise price of some outstanding options is greater than the tender offer price.

If you continue to hold options after the expiration of this tender offer and the tender offer is consummated, your options will be cancelled and forfeited to the extent they have not been exercised in accordance with their terms. As a result, any option holders should carefully review their option agreements.

What is the market value of my Shares as of a recent date?

On June 3, 2010 the last trading day before the Special Committee met to support the Offer, the last sale price of the Shares reported on the Nasdaq was $3.12 per Share. Our tender offer price represents a premium of approximately 28% over the closing price of LQ’s common stock on the Nasdaq. We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares. See “The Tender Offer — Section 6 — Price Range of Shares; Dividends.”

Who can I call if I have questions about the tender offer?

You can call LQ Acquisition Inc. at 1-800-556-9393 extension 295.

INTRODUCTION

LQ Acquisition Inc is offering to purchase all of the Shares of LQ not otherwise owned by LQ Acquisition Inc. for $4.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer. The purpose of this Offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in LQ.

Stockholders who have Shares registered in their own names and tender directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not have to pay brokerage fees or commissions. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if it charges any transaction fees. Except as set forth in the Letter of Transmittal, stockholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of Computershare Trust Company, N.A., as the Depositary, incurred in connection with the Offer. See “The Tender Offer — Section 11 — Fees and Expenses.”

The Offer is conditioned upon, among other things, the non-waivable condition that there shall have been validly tendered and not withdrawn before the Offer expires Shares which constitute at least a majority of the outstanding Shares not owned by LQ Acquisition Inc., Thoms, Zions, or any of their respective affiliates immediately prior to the expiration of the Offer. This Offer is subject to certain other conditions described in “The Tender Offer — Section 12 — Conditions to the Offer.” Each of the other conditions to the Offer may, to the extent permitted by applicable law, be amended or waived by us in our sole discretion and we reserve the right to terminate this Offer at any time.

The board of directors of LQ Acquisition Inc. unanimously determined that the Offer is fair to LQ’s stockholders (other than LQ Acquisition Inc. and its affiliates) and unanimously approved the Offer. The Special Committee unanimously determined that the Offer is fair to LQ’s stockholder (other than LQ Acquisition Inc. and its affiliates), from a financial point of view, unanimously approved the Offer and recommended that LQ’s stockholders tender their Shares in the Offer. Members of the Board who are not members of the Special Committee did not deliberate in any decision and have not taken a position with respect to the Offer.

We commenced the Offer promptly after receiving the approval and recommendation of the Special Committee. Prior to the initial notification to the Board, we did not have any discussions or communications regarding the Offer, or any similar or related transaction, with the Board. The Board formed the Special Committee consisting of independent directors to consider the merits of the Offer and we anticipate that the Special Committee will advise stockholders of LQ’s position with respect to the Offer within 10 business days of the commencement of the Offer. However, the consummation of the Offer does not require the approval or recommendation of the Board or the Special Committee.

LQ has one class of common stock, and no other outstanding voting securities. As of the date hereof, we own 2,108,045 Shares, or approximately 31% of LQ’s common stock. As of June 1, 2010, there were approximately 6,767,691 Shares outstanding. Of the Shares that are outstanding as of June 1, 2010, we understand that LQ’s executive officers and directors and their affiliates own approximately 4,973,447 Shares. According to LQ’s annual report on Form 10-K for the year ended December 31, 2009, as amended, there were outstanding stock options to purchase 334,099 Shares at a weighted-average exercise price of $3.88 per Share. In consideration of the weighted-average price of the outstanding stock options, we believe that some persons would exercise their stock options with respect to the Offer.

Based on the foregoing, we estimate that, as of June 1, 2010, there were approximately 1,802,022 Shares outstanding, excluding Shares owned by LQ Acquisition Inc., Thoms, Zions or their respective affiliates. Accordingly, we believe that the majority of the minority condition would be satisfied if approximately 901,012 Shares are validly tendered pursuant to the Offer and not withdrawn (assuming that none of the outstanding options are exercised prior to the consummation of the Offer). The actual number of Shares necessary to satisfy the majority of the minority condition may be different than our current estimate. Further, we have entered into agreements with Thoms and Zions whereby they have agreed to tender all of their Shares in the tender offer. In aggregate, Mr. Thoms and Zions own 2,857,624 Shares or approximately 42% of LQ’s outstanding common stock, which together with the Shares we own, represents approximately 73% of LQ’s outstanding common stock. See “The Tender Offer — Section 8 — Certain Information Concerning LQ Acquisition Inc.”

If following the consummation of the Offer we own at least 90% of the outstanding Shares, we will cause LQ to consummate, as soon as reasonably practicable, a short-form merger in which all remaining stockholders would receive the same price per Share as was paid in the Offer, without interest. The actual number of Shares necessary to satisfy this waivable 90% condition may be different than our current estimate.

If, on the other hand, we do not own at least 90% of the outstanding Shares following consummation of the Offer, we will review our options. These include doing nothing, acquiring the tendered Shares, purchasing Shares in the open market or privately-negotiated transactions, initiating a reverse stock split to acquire additional Shares, making a new tender offer or seeking to negotiate a merger or other business combination with LQ. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares or the effect any such actions could have on the trading price of the Shares.

This Offer to Purchase includes forward-looking statements. These forward-looking statements include, among others, statements concerning our plans with respect to the acquisition of the Shares and LQ, our and LQ’s respective outlooks for the future and information about LQ’s strategic plans and objectives, other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar projections, as well as any facts or assumptions underlying these statements or projections. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Except as required by applicable law, we undertake no obligation to update any forward-looking statements or to release publicly the results of any revisions to forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

Except as otherwise set forth herein, the information concerning LQ contained in this Offer to Purchase, including, without limitation, financial information, has been obtained from LQ or has been taken from or based upon publicly available documents and records on file with the Securities and Exchange Commission (the “Commission”) and other public sources. We do not assume any responsibility for the accuracy or completeness of the information concerning LQ contained in such documents and records or for any failure by LQ to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to us. Except as otherwise set forth herein, the information concerning us contained in this Offer to Purchase including, without limitation, information about deliberations of our board and information about our plans or proposals with respect to LQ, has been furnished by us.

This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, LQ’s stockholders.

Stockholders are urged to read this Offer to Purchase and the related Letter of Transmittal carefully before deciding whether to tender their Shares.

SPECIAL FACTORS

Background of This Offer

During the last several years, from time to time, the Board has examined various methods to increase shareholder value, including ceasing to be a public reporting company. In addition to looking at other strategies to increase shareholder value, the Board had also implemented a stock repurchase program on January 31, 2008.

On June 2, 2008, Osmium Partners , LLC, a greater than 5 percent shareholder of LQ, sent LQ a letter to the Board arguing that LQ has “underperformed the market” for the last five years, among other things. It noted that “the domain name Insure.com holds great value to the insurance industry and potential strategic buyers.” It urged the Board to “hire a banker and immediately progress with a sale of the business.” It also attached that letter as an exhibit to its Schedule 13D filing. After that letter, LQ has entertained various proposals and strategies to increase shareholder value. Osmium Partners continued to press for changes.

On July 24, 2008, the Board re-authorized the repurchase of up to 600,000 shares, which was an increase of 397,062 shares over the remaining shares that could have been repurchased under the January 2008 share repurchase authorization.

On March 20, 2009, LQ received a letter from a third party or Party A that expressed an interest in acquiring the company at $3.55 per share subject to due diligence and other qualifications. The Board met and reviewed this proposal. The Board believing that there was greater value, offered to show Party A the first quarter financial results and revised financial projections. As part of the process in reviewing the letter from Party A, the Board requested that its counsel, Duane Morris LLP (“Duane Morris”), offer a confidentiality agreement with a standstill provision to Party A to enable LQ to provide additional information to Party A. The parties attempted to negotiate an acceptable confidentiality agreement.

At the April 13, 2009 Board meeting, the Board formally reviewed Party A’s letter of March 20, 2009, reviewed its fiduciary duties in light of such offer with outside counsel and listened to management perspectives on the offer. The Board also received and reviewed a third party valuation analysis which showed LQ’s stock to be worth between $3.64 to $5.95 per share (public market analysis); $4.00 to $6.55 per share (premiums analysis); $1.98 to $4.00 per share (trading range analysis) and a discounted cash flow valuation of $3.71 to $4.56 a share. After reviewing the proposal and the presentations, the Board decided it could not support an offer at this level but wanted to engage in further discussions with Party A. As such the Board directed Duane Morris to again attempt to negotiate a confidentiality agreement with a standstill. Duane Morris and Party A’s counsel then traded drafts of a confidentiality agreement.

As part of the process and analysis with Party A, LQ became aware that Zions could be interested in selling its shares back to LQ. Zions holds approximately 33.6% of the total shares of LQ. Management of LQ developed two alternative proposals for Zions: the first was to purchase Zions’ shares for $3.75 per share if it could raise debt sufficient to finance such a transaction; and the second was to pay Zions $4 a share where LQ would pay approximately $4.7 million in cash and Zions would finance the remainder of the purchase price over 60 months with a right to convert the debt into equity upon the occurrence of certain events.

In late April 2009, management, at the direction of the Board, contacted Party A to note that LQ was not for sale but that they were still willing to listen to any reasonable proposals. Management conveyed the Board’s desire that it would not be supportive of moving forward with any transaction without a standstill agreement in place. Duane Morris then further attempted to negotiate a confidentiality agreement and standstill provision with Party A. LQ never was able to finalize a confidentiality agreement with a standstill with Party A.

On May 6, 2009, Robert S. Bland provided the Board with an update on the potential reacquisition of the Zions shares along with an update on Zions potential financing transaction. LQ tried but did not reach a final agreement with Zions.

On July 1, 2009, the Board received a letter from QuinStreet, Inc. (“QS”) expressing an interest in buying the internet domain name “Insure.com” and certain other related content and assets. QS signed a non-disclosure agreement, and LQ began negotiating terms for a potential sale with QS.

By August 10, 2009, QS provided LQ with a draft letter of intent to buy certain assets for $16,000,000 with a 45 day exclusivity period. On August 21, 2009 LQ held a Board meeting, reviewed their duties under Delaware law, discussed the letter of intent sent by QS, and approved signing the letter of intent with QS with a limited exclusivity that provided LQ with the ability to contact parties who had otherwise previously expressed an interest in acquiring all or a significant portion of LQ.

As a result of these efforts, management contacted a limited number of parties who had previously expressed an interest. By late September 2009, Party A provided an expression of interest to purchase LQ at $4.50 per share subject again to due diligence and other material conditions. No other party was willing to express formal interest. In part due to the very limited due diligence conducted by Party A, the Board re-executed the letter of intent with QS with an extended exclusivity period lasting until October 15, 2009.

On October 9, 2009, the Board held a telephonic meeting to review and approve the QS transaction. On that call, the Board discussed its fiduciary duties and approved the sale of assets to QS. The Board also received a fairness opinion from Raymond James and a special Delaware law opinion.

On October 9, 2009, LQ announced the sale of the “Insure.com” domain name and related assets to QS for $16 million, comprised of $15 million in cash and a $1 million note due in October 2010. As part of the announcement, LQ noted that “the Company intends to hire an investment banker and review all of its options for use of the transaction proceeds, which the Company intends to return to shareholders in some fashion.”

After a review of a number of proposals and interviews with potential investment banking firms, at the end of October 2009, LQ hired Raymond James (“RJ”) to begin the process of reviewing its options to use the QS transaction proceeds.

In late October through mid November, RJ prepared evaluation materials and indentified potential transaction partners. From the middle of November through early January, RJ contacted potential transaction partners and negotiated non-disclosure agreements. Evaluation materials were distributed to the potential partners, and RJ held conference calls and meetings with interested parties. RJ also responded to requests for additional information.

On December 10, 2009, RJ updated the Board. RJ had identified 66 prospects and spoke with 49 of them. They had executed 11 non-disclosure agreements and were in the process of negotiating 20 more. The other 18 parties they spoke with declined to sign a non-disclosure agreement and engage in further discussion.

The Board met again on January 28, 2010 and RJ updated the Board on its progress. By that meeting, RJ had received five preliminary indications of interest. By that time, RJ had spoken with fifty seven prospects, of which 26 parties executed a nondisclosure agreement and received confidential information memos. Eighteen of the parties had no further interest after receiving the confidential information memo, five submitted written proposals and three expressed possible future interest. The written expressions of interest, including one from a party hereinafter referred to as Party B, included valuation ranges from $3.60 to $6.52 per share, all subject to further due diligence and other material conditions. RJ continued to follow up with these proposals and provide further information to these parties.

On February 3, 2010, largely as a result of the QS sale transaction, LQ reported a record net profit of $14.2 million, or $2.09 per fully-diluted share, for the year ended December 31, 2009, including a one-time gain on sale of assets of $15.6 million. Excluding the one-time gain on sale, LQ recorded a pre-tax loss of $1,143,000 during 2009 as compared to a loss of $999,000 for 2008.

In February 2010 LQ established a data room and provided access to three companies that made written proposals to acquire LQ, including Party B. During February and March, LQ and RJ engaged in a number of conversations in an attempt to develop the written expressions of interest into a firm offer to acquire LQ. Following completion of additional due diligence procedures, none of the companies expressing interest in acquiring LQ were willing to submit a revised proposal other than Party B. Representatives of Party B met with LQ management at LQ headquarters on February 12 and on April 20. Mr. Bland also met with representatives of Party B in March.

On April 21, 2010, RJ had a call with the Board to update them on their progress. At that meeting, RJ presented a draft letter from Party B, which desired to acquire all of the shares of LQ for a formula-based purchase price of $5,775,084 plus the amount of cash and marketable securities held by LQ. The final purchase price to stockholders would be reduced by any operating losses subsequent to March 31, 2010 and all transaction expenses. The offer was subject to due diligence and other conditions. Each party was responsible for its own costs of any transaction, which would have reduced the cash to LQ stockholders upon a closing. RJ estimated that the letter proposed a purchase price to stockholders of about $3.91 per share less any operating losses subsequent to March 31, 2010. The proposal expired seven days after it was made.

On April 22, 2010, the Board had a call where they reviewed this term sheet from Party B. After a review, the Board directed RJ to contact Party B and request that it revise their expression of interest to eliminate these contingencies and to raise the price at which they had an interest.

On April 28, 2010, LQ reported results for the first quarter ended March 31, 2010. It reported revenues of $2.4 million, a decrease of 39 percent from revenues of $4.0 million in the first quarter of 2009. There was a net loss of $789,000, or $0.12 per share, for the first quarter of 2010, compared to a profit of $192,000, or $0.03 per share for the same quarter of 2009.

On April 29, 2010, the Board received an updated term sheet from Party B. This updated term sheet proposed a purchase price of $4.00 per share subject to due diligence and other qualifications, including obtaining consents from certain of the Company’s business partners. This updated term sheet included as a condition to closing that Life Quotes operating loss from March 31, 2010 until closing could not be more than $2,000,000. Again, any fees and expenses would be assumed by each party, potentially reducing the cash stockholders would receive. On April 30, 2010, the Board had a call and received an update from RJ on their progress and the offer from the Party B.

On May 25, 2010, the Board held another meeting. At that meeting RJ presented the Board with updated information on the proposal from Party B based on conversations with Party B and its advisors. Party B was still conducting due diligence procedures and considering its proposal. Advisors for Party B stated a willingness to remove certain of its contingencies. After a discussion, we provided the Board with the following letter:

LQ Acquisition, Inc.

c/o Robert S. Bland, 8205 South Cass Avenue, #102, Darien, IL 60561

May 25, 2010

The Board of Directors

Life Quotes, Inc.

Suite 102

8205 S. Cass Avenue

Darien, IL 60561

Dear Members of the Board:

We are pleased to advise you that LQ Acquisition Inc. (“LQA”), a corporation controlled by Robert S. Bland, intends to commence a cash tender offer for all of the outstanding shares of common stock (“Shares”) of Life Quotes, Inc. (the “Company”) not owned by LQA or its affiliates at a purchase price of $3.75 per share in cash. LQA currently owns approximately 31% of the outstanding Shares. The tender offer price would represent a 20.5% premium over Monday’s closing price of $3.11 per share.

The tender offer will be conditioned upon, among other customary conditions, (i) the non-waivable condition that there shall be validly tendered and not withdrawn Shares that constitute at least a majority of the outstanding Shares not owned by LQA or its affiliates immediately prior to the expiration of the tender offer, (ii) the condition that there shall be validly tendered and not withdrawn Shares that constitute at lease 90% of the outstanding Shares, and (iii) the execution of a note whereby the Company will loan $18 million to LQA to allow LQA to pay for the tendered Shares.

Upon successful completion of the tender offer, LQA will cause the Company to execute a “short-form” merger promptly under Delaware law in which all Shares held by remaining third party stockholders would be converted into the right to cash equal to the same price per Share as was paid in the tender offer, without interest.

We are aware, of course, of the Board’s efforts over the past 18 months to enhance stockholder value by hiring an investment banker and considering third party offers and expressions of interest to acquire the Company. We believe, however, that the tender offer price of $3.75 per Share represents a fair value for the Company.

In addition to an offer which we believe fairly values the Company, stockholders will benefit from immediate liquidity in an uncertain economic environment. Also, no due diligence is required and the transaction can be closed quickly.

Our current intention is to commence the tender offer on or about May 28, 2010.

If the Board intends to form a special committee to respond to our proposal, we hereby advise you that Robert S. Bland would support such an effort.

Very truly yours,

LQ Acquisition Inc.

By:
Robert S. Bland
President & Chief Executive Officer

Upon advice of counsel, the Board then established the Special Committee consisting entirely of disinterested directors to evaluate the tender offer. The directors on the Special Committee included Timothy F. Shannon, Richard F. Gretsch and Bruce J. Rueben. The Special Committee was provided with broad discretion, including the ability to negotiate with third parties and to recommend or not recommend any offers received. None of Mr. Bland, Mr. Thoms or John B Hopkins, an affiliate of Zions, participated in any review or deliberation in connection with the Special Committee’s decision to support the Offer. Neither did any other director who was not a member of the Special Committee deliberate in any decision with respect to the Offer.

On May 26, 2010, the Special Committee had a call to discuss the letter sent by us on May 25. The Special Committee conveyed that although they appreciated the timing to a possible closing and the form of the Offer, they would not be supportive of the $3.75 offer price. The Special Committee also directed RJ to contact Party B and convey the message that Party B needed to provide its best possible offer with as few contingencies as possible and the highest price it was willing to pay. Then, on May 27, 2010, we provided the Special Committee with this second letter:

LQ Acquisition, Inc.

c/o Robert S. Bland, 8205 South Cass Avenue, #102, Darien, IL 60561

VIA E-MAIL

May 27, 2010

Mr. Patrick T. DeLacey

Raymond James & Associates

555 West Washington

Suite 1650

Chicago, IL 60661

Dear Mr. DeLacey:

LQ Acquisition Inc. (“LQA”), a corporation controlled by Robert S. Bland, is hereby submitting a revised and higher cash bid to buy all of the outstanding shares of common stock (“Shares”) of Life Quotes, Inc. (the “Company”) not owned by LQA or its affiliates at a purchase price of $4.00 per share in cash. LQA currently owns approximately 31% of the outstanding Shares. This tender offer price would represent a 29 percent premium over the latest closing price of $3.11 per share.

The tender offer will be conditioned upon, among other customary conditions, (i) the non-waivable condition that there shall be validly tendered and not withdrawn Shares that constitute at least a majority of the outstanding Shares not owned by LQA or its affiliates immediately prior to the expiration of the tender offer, (ii) the condition that there shall be validly tendered and not withdrawn Shares that constitute at lease 90% of the outstanding Shares, and (iii) the execution of a note whereby the Company will loan $20.5 million to LQA to allow LQA to pay for the tendered Shares.

Upon successful completion of the tender offer, LQA will cause the Company to execute a “short-form” merger promptly under Delaware law in which all Shares held by remaining third party stockholders would be converted into the right to cash equal to the same price per Share as was paid in the tender offer, without interest.

We are aware, of course, of the Board’s efforts over the past 18 months to enhance stockholder value by hiring an investment banker and considering third party offers and expressions of interest to acquire the Company. We believe, however, that the tender offer price of $4.00 per Share represents a fair value for the Company.

In addition to an offer which we believe fairly values the Company, stockholders will benefit from immediate liquidity in an uncertain economic environment. Also, no due diligence is required and the transaction can be closed quickly.

Our current intention is to commence the tender offer on or about June 3, 2010.

Very truly yours,

LQ Acquisition Inc.

By:
Robert S. Bland
President & Chief Executive Officer

On June 2, 2010, Party B submitted an updated proposal to the Special Committee that offered $4.00 per share subject to due diligence and certain contingencies. The proposal stated that Party B would use its best efforts to close the transaction within 75 days of signing a definitive agreement. The proposal stated several conditions to closing including the condition that the operating loss (inclusive of transaction-related fees, costs and expenses) from March 31, 2010 until closing would not exceed $2,000,000. The proposal was also conditioned upon entering into a definitive agreement and related agreements that were to the satisfaction of Party B in its sole discretion and the condition that LQ’s financial condition had not deteriorated.

On June 2, 2010 the Special Committee held another call. It met to discuss the revised offer by us and the revised offer proposed by Party B. The Special Committee was still concerned about the number of contingencies and uncertainties associated in the offer from Party B. Party B confirmed to the Special Committee that they had still not completed their legal or business due diligence. As all the members of the Special Committee were not present at this meeting, they decided to hold another meeting on June 4, 2010.

On June 4, 2010, with all members present, the Special Committee held another meeting via telephone conference call. After review of the two proposals, Delaware law and fiduciary duties of directors, RJ provided a formal presentation as to the fairness of our proposal. Then the Special Committee reviewed a number of both positive and negative factors associated with our proposal. After a discussion, the Special Committee voted unanimously to support the Offer, to state that they found the Offer to be fair from a financial point of view, and recommend to LQ’s stockholders to tender their Shares in the Offer. Members of the Board, who were not members of the Special Committee, did not deliberate in any decision and are not taking a position with respect to the Offer.

Position of LQ Acquisition Inc. Regarding the Fairness of the Offer

The rules of the Commission require us, LQ Acquisition Inc., to express our belief to stockholders of LQ who are unaffiliated with LQ Acquisition Inc. and its subsidiaries as to the fairness of the transaction.

Factors Supportive of Our Fairness Determination

We believe that the price to be paid in the Offer is fair to such unaffiliated stockholders. We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the transaction:

•

The Offer price represents a premium of approximately 28% to the $3.12 closing price of the Shares on June 3, 2010, the last trading day prior to the date the Special Committee approved the Offer; and we believe that this premium is comparable to the premiums offered in prior acquisitions of a minority interest.

•

As a result of the continuing weakness of the economy, consumers reduced their spending significantly, and those reductions had a substantial impact on life insurance brokerage businesses, including LQ. The decline in consumer spending has continued through the first quarter of 2010, and there can be no assurance that consumer spending will rebound in the near term.

•

We have long held our equity interest in LQ. We are not interested in pursuing a sale of all or any portion of our interest in LQ at the prices that have been discussed in the recent past and we are long-term investors in the online insurance brokerage industry. Accordingly, a transaction with us acquiring all of the equity interest in LQ or having LQ continue as a publicly-traded entity, with us remaining as a controlling stockholder are the only practical alternatives currently available.

•

The Offer provides LQ’s stockholders the opportunity to receive the Offer price in cash expeditiously. If LQ were maintained as a publicly-traded entity, LQ stockholders only would be able to realize trading values for their Shares. The market for the Shares is less liquid relative to other Nasdaq-listed companies because of LQ’s relatively small public float. LQ’s average daily trading volume over the last three months is about 5,000 Shares, which we believe is towards the bottom of the Nasdaq-listed companies in terms of average daily trading volume. The Offer also provides the opportunity for LQ’s stockholders to sell their Shares without incurring brokerage and other costs typically associated with market sales.

•

The Offer price reflects the fact that we expect that the acquisition of the entire equity interest in LQ would generate annual pre-tax cost synergies and operating efficiencies of approximately $600,000 to us by reducing complexity and eliminating public reporting requirements.

•

We are committed to further developing our agent program for our online insurance brokerage business, and as a private company can take a long-term perspective, which is especially valuable in the current economic environment. Given the economic challenges affecting the internet insurance brokerage industry, we believe that private ownership offers advantages that will assist LQ in attaining its business objectives.

•

Other than the condition that we consummate the Note, there are no unusual requirements or conditions to the Offer. Accordingly, the Offer can be consummated by us expeditiously to the benefit of the unaffiliated stockholders tendering their Shares.

•	The all cash consideration provides stockholders with the opportunity to realize an immediate and certain value for their Shares.

•	Raymond James has delivered to the Special Committee a fairness opinion stating that it believes that the Offer is fair from a financial point of view to the stockholders other than us.

•

Before we commenced this Offer, we received the support of the Special Committee, the Special Committee found the Offer fair from a financial point of view and the Special Committee recommended that the stockholders tender their Shares in the Offer.

•	The stockholders will have sufficient time to consider the Offer.

•	Each of the stockholders other than us are being treated equally in this Offer.

In addition, we believe that the Offer is procedurally fair to stockholders of LQ who are unaffiliated with us, based on the following factors:

•	The Offer cannot be consummated unless a majority of the Shares held by unaffiliated stockholders, other than Thoms and Zions, are tendered.

•

The Offer is conditioned upon the tender of a majority of the outstanding Shares not owned by LQ Acquisition Inc., Thoms, Zions, or any of their respective affiliates. This condition is not waivable. None of Mr. Bland, Mr. Thoms or John B. Hopkins, an affiliate of Zions, participated in any deliberations relating to the Offer.

•	We believe that this condition provides meaningful procedural protections for the unaffiliated stockholders.

•	Each of LQ’s unaffiliated stockholders will be able to decide voluntarily whether or not to tender Shares in the Offer.

•	Each of the stockholders other than us are being treated equally in this Offer.

•

In deciding whether to tender, we expect that unaffiliated stockholders will have the opportunity to consider the position of the Special Committee comprised of independent directors on the Offer as well as the reasons for its position.

•

We expect that within 10 business days after the commencement of the Offer, LQ will state its position on the Offer and the reasons for its position on the Offer in a Schedule 14D-9 filed with the Commission and mailed to stockholders.

•

This Special Committee was granted the broad authority and discretion to, among other things, consider the terms and conditions of the Offer and recommend to LQ’s unaffiliated stockholders what action they should take, if any, with respect to the Offer.

•	The Offer will remain open for at least 20 business days, unless extended by us.

•

If we amend the Offer to include any material additional information, we will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow stockholders to consider the amended information.

•

If after the consummation of the Offer we own at least 90% of the outstanding Shares, we will cause LQ to consummate a short-form merger promptly in which all remaining stockholders will receive the same price per Share as was paid in the Offer, without interest.

•

If a short-form merger is consummated, stockholders who did not tender some or all of their respective Shares in the Offer may, at that time, decline to receive the merger consideration and will be entitled to receive the “fair value” of their untendered Shares, as determined by a court, by following the appraisal procedures under Delaware law. See “— Appraisal Rights.”

Factors Not Supportive of Our Fairness Determination

We also considered the following factors, each of which we considered negative in our considerations concerning the fairness of the terms of the transaction:

•

As to the Offer price, our financial interests are adverse to the financial interests of LQ’s stockholders unaffiliated with us. In addition, as described under “— Interests of Certain Persons in the Offer,” officers and directors of LQ have actual or potential conflicts of interest in connection with the Offer and any subsequent merger.

•

The Shares have historically traded at higher trading price levels. The trading price of $4.50 reached on February 25, 2008 was the highest price at which the Shares have traded in the last few years, although in October 2007, the stock traded as high as $5.19 per Share. This trading price history suggests that some stockholders of LQ may have acquired their Shares at prices significantly higher than current trading levels and higher than the Offer price.

•

Any stockholder who tenders all its Shares in the Offer or has its Shares converted into cash in a subsequent merger would cease to participate in the future earnings or growth, if any, of LQ and would not benefit from increases, if any, in the value of LQ, including any increases due to a general economic recovery.

•	The sale of Shares in the Offer is generally taxable to the selling stockholders. See “The Tender Offer — Section 5 — Certain U.S. Federal Income Tax Considerations.”

•	There can be no assurance that, together with the Shares we already own, we will receive tenders for 90% of the outstanding Shares.

•	If we do not own at least 90% of the outstanding Shares following the consummation of the Offer, there can be no assurance if or when a merger will occur or the terms of a merger.

Factors Not Considered

In reaching our conclusion as to fairness, we did not consider the liquidation value, net book value, or tangible net book value of LQ. The liquidation value was not considered because LQ is a viable going concern and we have no plans to liquidate LQ. Therefore, we believe that LQ’s liquidation value is irrelevant to a determination as to whether the Offer is fair to unaffiliated stockholders. Further, we did not consider net book value or tangible net book value, which are accounting concepts, as factors because we believe that they are not material indicators of the value of LQ as a going concern but rather indicative of historical costs. LQ’s net book value per Share as of December 31, 2009, calculated by dividing stockholders’ equity by the number of Shares outstanding, was $4.53. LQ’s tangible net book value per Share as of December 31, 2009, calculated by deducting goodwill and intangible assets from stockholders’ equity then dividing this value by the number of Shares outstanding, was $3.90.

We are aware of other offers or expressions of interest made by third parties to acquire LQ during the past two years but we have no intention of selling the Shares we own at the prices that have been discussed. Accordingly, third-party offers were not considered in reaching our conclusion as to fairness.

The foregoing discussion summarizes the material information and factors we considered, including factors that support as well as weigh against the Offer and is not intended to be exhaustive. In view of the variety of factors and the amount of information considered, we did not find it practicable to, and did not, make specific assessments of, quantify, or otherwise assign relative weights to these factors in reaching our conclusion. Our view as to the fairness of the transaction to unaffiliated stockholders of LQ should not be construed as a recommendation to any stockholder as to whether that stockholder should tender in the Offer.

Reports, Opinions, Appraisals and Negotiations

LQ’s Special Committee has received a fairness opinion from Raymond James Financial Inc. (“RJ”). The fairness opinion states that RJ believes that the Offer is fair from a financial point of view to stockholders other than us and our affiliates. The Special Committee chose RJ in part because of its reputation and experience in the insurance brokerage business. RJ is a well respected investment bank that regularly delivers fairness opinions to companies involved with significant transactions. LQ has retained RJ as a financial advisor and has agreed to pay Raymond James a financial advisory fee equal to the greater of $350,000 or 1.5% of the consideration paid to the stockholder (in this instance $350,000 is owed to RJ), payable by the Company upon the closing. The fairness opinion provided by RJ did not calculate the consideration to be paid under the Offer, but RJ reviewed the consideration proposed by us in the Offer and found it to be fair from a financial point of view to stockholders other than us. The fairness opinion is attached as Exhibit (c)(2).

Opinion of Raymond James

LQ retained RJ as financial advisor on October 27, 2009. In connection with that engagement, the Special Committee requested that RJ evaluate the fairness, from a financial point of view, to the holders of LQ’s outstanding common stock, other than LQ Acquisition, Inc and its affiliates, of the consideration to be received by such stockholders pursuant to the proposed tender offer from LQ Acquisition, Inc. (the Offer) summarized in a letter from LQ Acquisition, Inc. dated May 27, 2010 (the “Offer Letter”). LQ Acquisition, Inc. is controlled by Robert S. Bland, president and chief executive officer of LQ.

At the June 4, 2010 meeting of the Special Committee, RJ gave its opinion that, as of such date and based upon and subject to various qualifications and assumptions described with respect to its opinion, the consideration to be received by the holders of LQ’s outstanding common stock, other than LQ Acquisition, Inc and its affiliates pursuant to the Offer was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of RJ, dated June 4, 2010, which sets forth assumptions made, matters considered, and limits on the scope of review undertaken, is attached as exhibit (c)(2) to the Schedule TO. The summary of the opinion of RJ set forth in this document is qualified in its entirety by reference to the full text of such opinion.

Holders of LQ’s common stock are urged to read this opinion in its entirety. RJ’s opinion, which is addressed to the Special Committee, is directed only to the fairness, from a financial point of view, of the consideration to be received by the holders of LQ’s outstanding common stock, other than LQ Acquisition, Inc and its affiliates in connection with the Offer. RJ’s opinion does not constitute a recommendation to any holder of LQ’s common stock as to whether such stockholder should tender their Shares of LQ in the Offer and does not address any other aspect of the proposed merger or any related transaction.

In connection with rendering its opinion, RJ, among other things:

•	reviewed the financial terms and conditions of the Offer as summarized in the Offer Letter;

•	reviewed annual reports on Form 10-K filed by LQ for the years ended December 31, 2008 and 2009, as amended;

•	reviewed the quarterly reports on Form 10-Q filed by LQ for the period ending March 31, 2010;

•	reviewed other Company financial and operating information requested from and/or provided by LQ, including financial forecasts and estimated liquidation values;

•	reviewed certain other publicly available information regarding LQ;

•	discussed with members of the senior management of LQ certain information relating to the aforementioned and any other matters which RJ deemed relevant to its inquiry;

•	reviewed the reported price and trading activity for the Shares;

•	compared financial and stock market information for LQ with similar information for other companies with publicly traded securities;

•	reviewed the financial terms of recent business combinations involving companies in businesses that RJ deemed comparable to LQ; and

•	performed other such analyses and studies, and considered such other factors, as RJ considered appropriate.

In connection with its review, RJ assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to RJ by LQ or any other party, and did not undertake any duty or responsibility to verify independently any of such information. RJ has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of LQ. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with RJ, RJ assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management, and relied upon each party to advise RJ promptly if any information previously provided became inaccurate or was required to be updated during the period of its review.

In rendering its opinion, RJ assumed that the Offer would be executed on the terms described in the Offer Letter and that all conditions to the consummation of the Offer will be satisfied without being waived. RJ expressed no opinion as to the underlying business decision regarding the Offer, the structure or tax consequences of effecting the Offer, or the availability or advisability of any alternatives to the Offer. In the capacity of rendering the opinion, RJ reviewed the terms of the Offer and offered no judgment as to the negotiations resulting in such terms.

Summary of Financial Analysis Conducted by RJ

The following is a summary of the material financial analyses underlying RJ’s opinion, dated June 4, 2010 delivered to the Special Committee in connection with the Offer at a meeting of the Special Committee on June 4, 2010. The order of the analyses described below does not represent the relative importance or weight given to those analyses by RJ or by the Special Committee. Considering such data without considering the full narrative description of the financial analyses could create a misleading or incomplete view of RJ’s financial analyses.

In arriving at its opinion, RJ did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, RJ believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

The following summarizes the material financial analyses presented by RJ to the Special Committee at its meeting on June 4, 2010 and considered by RJ in rendering its opinion. The description below explains RJ’s methodology for evaluating the fairness, from financial point of view, of the consideration to be received in the Offer. No company or transaction used in the analyses described below was deemed to be directly comparable to LQ or the Offer, and the summary set forth below does not purport to be a complete description of the analyses or data presented by RJ.

Trading Analysis. RJ analyzed historical closing prices of LQ’s stock and compared them to the price per Share offered in the Offer. The results of this analysis are summarized below:

	Price Per Share	Implied Premium
Offer consideration	$4.00	—
Company closing stock price as of June 3, 2010	3.12	28.2%
52-week closing low stock price July 30, 2009	1.22	227.9%
52-week closing high stock price March 17, 2010	3.90	2.6%

RJ also analyzed historical closing prices of LQ’s stock prior to the announcement of the sale of certain assets to QS on October 9, 2009 and compared them to the price per Share offered in the Offer. The results of this analysis are summarized below.

	Price Per Share	Implied Premium
Offer consideration	$4.00	—
Company closing stock price as of October 9, 2009	2.94	36.1%
52-week closing low stock price July 30, 2009	1.22	227.9%
52-week closing high stock price October 21, 2008	3.50	14.3%

Selected Public Companies Analysis. RJ compared certain operating, financial, trading and valuation information for LQ to certain publicly available operating, financial, trading, and valuation information for six selected companies operating in the insurance brokerage industry, including:

•	Arthur J. Gallagher & Co.

•	Willis Group Holdings

•	Brown & Brown, Inc

•	eHealth, Inc.

•	InsWeb Corp.

•	The Marketing Alliance

For each of the selected companies, RJ analyzed the multiples of enterprise value (calculated as the sum of the market value of common equity and the value of net debt) divided by (i) actual or projected revenue and (ii) actual or projected earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) (adjusted for non-recurring income and expenses), for the most recently available twelve month period and years ending December 31, 2010. When analyzing LQ’s trailing twelve month revenue, RJ reduced reported revenue by the revenue associated with click-through fees generated by visitors to its website in order to approximate revenue associated with the Insure.com domain name that was sold in October 2009. RJ also analyzed the multiples of reported closing price per share divided by the actual or projected diluted earnings per share (“EPS”) (adjusted for non-recurring income and expenses) for the most recently available twelve month period and years ending December 31, 2010 and 2011.

RJ reviewed the relative valuation multiples of the selected companies and compared them to corresponding trading multiples for LQ on June 3, 2010. RJ noted that analysis of earnings based multiples was not meaningful for LQ since LQ did not earn profits in the last 12 months when excluding the one-time gain associated with the sale of certain assets to QS nor does management project LQ to earn profits in 2010. The results of the selected public companies analysis are summarized below:

Multiple	Company (Implied by Offer Price)	Low	Median	Mean	High
Enterprise Value / Revenue:
TTM, most recently available	0.3x	0.4x	1.4x	1.5x	3.0x
CY 2010	0.3x	1.1x	1.9x	2.0x	3.0x

Enterprise Value / EBITDA:
TTM, most recently available	NM	5.9x	8.6x	8.1x	9.2x
CY 2010	NM	5.8x	8.3x	7.8x	8.7x

RJ then applied the range of multiples implied by this analysis to the relevant Company revenue (adjusted to exclude click-through fees as described above) and EBITDA metrics. RJ reviewed the range of per share prices implied by this analysis as of June 3, 2010 and compared them to the Offer price of $4.00 per Share for LQ. The results of the selected public companies analysis are summarized below:

Multiple	Offer Price	Low	Median	Mean	High
Enterprise Value / Revenue:
TTM, most recently available	$4.00	$4.18	$6.10	$6.01	$8.65
CY 2010	$4.00	$5.24	$6.63	$6.54	$8.20

Enterprise Value / EBITDA:
TTM, most recently available	$4.00	NM	NM	NM	NM
CY 2010	$4.00	NM	NM	NM	NM

Premiums Paid Analysis. RJ analyzed the stock price premiums paid in 55 merger and acquisition transactions announced between January 2008 and June 3, 2010 with equity values between $10 million and $100 million.

RJ measured each transaction price per share relative to each target’s closing price per share one-day, one-week, one-month, and three-months prior to announcement of the transaction. RJ compared the mean, median, minimum and maximum premiums paid from this set of transactions to the Offer consideration expressed as a premium relative to the closing stock price of LQ on the relevant dates prior to June 4, 2010. The results of the transaction premium analysis are summarized below:

Premiums Paid	Company - June 3, 2010 (Implied by Offer Price)	Low	Median	Mean	High
One-day premium June 3, 2010	28.2%	-58.2%	44.8%	52.4%	195.2%
One-week premium May 27, 2010	28.6%	-62.3%	47.4%	51.8%	187.5%
One-month premium May 3, 2010	28.6%	-68.8%	46.3%	62.4%	254.1%
Three-month premium March 3, 2010	23.5%	-82.2%	34.2%	43.1%	196.1%

The implied price per Share range for LQ shown in the table below was calculated with the above transaction premiums using the closing prices of LQ common stock on the relevant dates.

Premiums Paid	Company - June 3, 2010 Offer Price	Low	Median	Mean	High
One-day premium June 3, 2010	$4.00	$1.30	$4.52	$4.76	$9.21
One-week premium May 27, 2010	$4.00	$1.17	$4.59	$4.72	$8.94
One-month premium May 3, 2010	$4.00	$0.97	$4.55	$5.05	$11.01
Three-month premium March 3, 2010	$4.00	$0.58	$4.35	$4.64	$9.59

RJ also compared the mean, median, minimum and maximum premiums paid from this set of transactions to the Offer consideration expressed as a premium relative to the closing stock price of LQ on the relevant dates prior to October 9, 2009 (the date on which the sale of certain assets to LQ was announced). As part of the announcement on October 9, 2009 LQ noted that “LQ intends to hire an investment banker and review all of its options for use of the transaction proceeds, which LQ intends to return to shareholders in some fashion.” The results of the transaction premium analysis are summarized below:

Premiums Paid	Company - October 9, 2009 (Implied by Offer Price)	Low	Median	Mean	High
One-day premium October 9, 2009	36.1%	-58.2%	44.8%	52.4%	195.2%
One-week premium October 2, 2009	33.3%	-62.3%	47.4%	51.8%	187.5%
One-month premium September 9, 2009	60.6%	-68.8%	46.3%	62.4%	254.1%
Three-month premium July 9, 2009	135.2%	-82.2%	34.2%	43.1%	196.1%

The implied price per Share range for LQ shown in the table below was calculated with the above transaction premiums using the closing prices of LQ common stock on the relevant dates prior to October 9, 2009.

Premiums Paid	Company - October 9, 2009 Offer Price	Low	Median	Mean	High
One-day premium October 9, 2009	$4.00	$1.23	$4.26	$4.48	$8.68
One-week premium October 2, 2009	$4.00	$1.13	$4.42	$4.55	$8.63
One-month premium September 9, 2009	$4.00	$0.78	$3.64	$4.04	$8.82
Three-month premium July 9, 2009	$4.00	$0.30	$2.28	$2.43	$5.04

No transaction utilized in the premiums paid analysis is identical to the Offer, including the timing or size of the transactions, and, accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning LQ’s financial and operating characteristics and other factors that would affect the acquisition value of companies to which LQ is being compared.

Selected Transaction Analysis. RJ analyzed publicly available information relating to 26 selected acquisitions of insurance brokerage companies and prepared a summary of the relative valuation multiples paid in these transactions.

RJ examined valuation multiples of transaction enterprise value compared to the target companies’ revenue for the twelve months ended prior to announcement of the transaction, where such information was publicly available. When analyzing LQ’s trailing twelve month revenue, RJ reduced reported revenue by the revenue associated with click-through fees generated by visitors to its website in order to approximate revenue associated with the Insure.com domain name that was sold in October 2009. RJ reviewed the mean, median, minimum and maximum relative valuation multiples of the selected transactions and compared them to corresponding valuation multiples for LQ implied by the Offer consideration.

Multiple	Company (Implied by Offer Price)	Low	Median	Mean	High
Enterprise Value / Trailing Twelve Months:
Revenue	0.3x	0.9x	2.2x	2.2x	4.0x

RJ then applied the range of multiples implied by this analysis to LQ’s trailing twelve month revenue, adjusted to exclude click-through fees as described above. RJ reviewed the range of per share prices implied by this analysis as of June 4, 2010 and compared them to the Offer price of $4.00 per Share for LQ. The results of the selected transactions analysis are summarized below:

Multiple	Offer Price	Low	Median	Mean	High
Enterprise Value / Trailing Twelve Months:
Revenue	$4.00	$5.10	$7.37	$7.30	$10.40

Discounted Cash Flow Analysis. RJ analyzed the discounted present value of LQ’s projected free cash flows for the years ending December 31, 2010 through 2014 on a standalone basis. RJ used unleveraged free cash flows, defined as earnings before interest, plus depreciation, plus amortization, less capital expenditures, less investment in working capital. RJ assumed that LQ’s net operating loss carryforward was sufficient to offset any income taxes during the projection period.

The discounted cash flow analysis was based on projections of LQ’s financial performance that Company management provided to RJ on May 21, 2010, which represented the best available estimates and judgment of management. Consistent with the periods included in the financial projections, RJ used calendar year 2014 as the final year for the analysis and applied multiples, ranging from 5.0x to 7.0x, to calendar 2014 EBITDA in order to derive a range of terminal values for LQ in 2014.

The projected unleveraged free cash flows and terminal values were discounted using rates ranging from 13% to 17%, which reflected the weighted average after-tax cost of debt and equity capital weighted based on LQ’s assumed optimal capital structure. To arrive at an equity value for LQ, RJ added the value of LQ’s cash and fixed income investments. RJ then divided the equity value by the number of diluted shares outstanding in order to arrive at a range of present values per Company share as summarized in the table below:

Equity Value/ Per Share
Minimum	$3.83
Maximum	$4.09
Offer price	$4.00

Liquidation Analysis: RJ performed a liquidation analysis utilizing estimates provided by Company management of values that could be achieved if the assets of LQ were sold in an orderly fashion. As is customary for this type of analysis, it is based on numerous assumptions and estimates made by Company management rather than independent third-party appraisals. Accordingly, there can be no assurance that the values implied by the liquidation analysis of LQ would be realized if a liquidation were conducted, and actual results and proceeds could vary materially from those implied by the liquidation analysis shown below.

RJ considered LQ’s current financial position, including LQ’s cash, investments, commissions receivable, note receivable from QS, other current assets, property and equipment, customer lists, and renewal commissions, and the proceeds which could be recovered in a sale, as provided by Company management. The estimated proceeds would then be utilized to pay the total amount of accounts payable, accrued liabilities, compensation due under management contracts, employee severance, lease payments, and administrative costs, with remaining residual amounts, if any, to be available to Company shareholders.

The liquidation analysis was based on April 30, 2010 carrying values provided by Company management. The liquidation analysis implied that if a liquidation were to occur, shareholders would recover approximately $3.42 to $3.81 per share on a diluted Share basis.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. RJ believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses set forth in its opinion. In addition, RJ considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be RJ’s view of the actual value of LQ.

In performing its analyses, RJ made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of LQ.

The analyses performed by RJ are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to LQ’s Special Committee and were prepared solely as part of RJ’s analysis of the fairness, from a financial point of view, to the holders of LQ’s common stock of the consideration to be received by such holders in connection with the Offer. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of RJ was one of many factors taken into consideration by LQ’s Special Committee in making its determination to recommend the Offer. Consequently, the analyses described above should not be viewed as determinative of LQ’s Special Committee’s or Company management’s opinion with respect to the value of LQ. LQ placed no limits on the scope of the analysis performed, or opinion expressed, by RJ.

RJ’s opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on June 3, 2010, and any material change in such circumstances and conditions may affect RJ’s opinion, but RJ does not have any obligation to update, revise or reaffirm that opinion.

For services rendered in connection with the delivery of its opinion, LQ paid RJ a fee of $150,000 upon delivery of its opinion. LQ will also pay RJ a customary fee for advisory services in connection with the Offer, which is contingent upon the closing of the Offer. LQ also agreed to reimburse RJ for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify RJ against certain liabilities arising out of its engagement. Raymond James also received a fee for advisory services provided pursuant to a letter agreement dated September 30, 2009.

RJ is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, RJ may trade in the securities of LQ for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Persons/Assets, Retained, Employed, Compensated or Used

We have retained LQ to assist us in contacting stockholders to tender their Shares in the Offer.

Except as set forth above, none of the Special Committee, LQ nor any person acting on their behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to LQ’s stockholders with respect to the Offer.

Purpose and Structure of the Offer; Our Reasons for the Offer

We are offering to purchase all of the Shares not otherwise owned by us at $4.00 per Share, net to the seller in cash without interest. The purpose of the Offer is to acquire as many of the publicly-held Shares as possible as a first step in acquiring the entire equity interest in LQ. If after the consummation of the Offer we own at least 90% of the outstanding Shares, we will cause LQ to consummate a short-form merger. Under Delaware law, if we own at least 90% of the outstanding Shares, we would be able to effect a “short-form” merger without a vote of, or prior notice to, the Board or LQ’s stockholders. In the short-form merger, all remaining stockholders other than us will receive the same price per Share as was paid in the Offer, without interest, and we will merge LQ with us and LQ will be the surviving corporation. The primary purposes of the Offer are to allow us to gain control of LQ and to permit LQ to deregister its Shares under the Exchange Act and thereby become a non-SEC reporting company. The Offer is being made at this time in an attempt to reduce the number of record holders of the Shares to less than 300 in order to permit deregistration of the Shares and make LQ a non-SEC reporting company. Further, we believe that the Offer is an efficient way to distribute the cash received in the QS sale to the stockholders.

In determining how to structure the transaction, we particularly considered the following:

•

A tender offer would permit us to acquire the remaining interest in LQ that we do not already own on an expeditious basis and provide LQ’s public stockholders with a prompt opportunity to receive cash in exchange for their Shares.

•	A tender offer followed by a short-form merger is a common means of effecting an acquisition.

•

If the short-form merger occurs, stockholders who do not tender their Shares in the Offer and who otherwise comply with applicable requirements may decline the merger consideration and exercise appraisal rights in connection with the short-form merger under Delaware law.

•	The tender offer provides the stockholders with the opportunity to liquidate their shares at a premium without paying brokerage commissions.

LQ should pursue the Offer for a number of related reasons.

•

As a privately-held company, LQ will be relieved of many of the burdens and constraints imposed on public companies. Most importantly, LQ and its management will be able to focus on long-term operational and growth objectives rather than meeting the short-term results expectations of the public equity markets and the investment community. As a privately-held company, LQ will no longer have the competitive disadvantage of being obligated to publicly disclose its business strategies and operating results and, in consideration of the difficult current economic environment, will be better and more efficiently positioned to take advantage of opportunities for future growth. Moreover, by eliminating publicly-held equity, LQ will be able to reduce its regulatory and compliance costs and expenses.

•	Being a small public company, LQ does not receive the analyst time or attention necessary to have its Shares reflect their true value.

•

LQ incurs both direct and indirect costs to comply with the filing and reporting requirements imposed on LQ pursuant to the Exchange Act as a public reporting company. As described below, these costs include among other things, management’s time spent preparing and reviewing public filings and legal and accounting fees associated with the preparation and review of such filings. For smaller publicly traded companies, such as LQ, these costs represent a larger portion of our revenues than for larger public companies. Over the years LQ has incurred costs, which are expected to increase, as a result of being a public company. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, public company expenses have increase significantly and are expected to continue to do so. Currently, the Sarbanes-Oxley Act requires public companies to include a report by management on the company’s internal control over financial reporting. The Sarbanes-Oxley Act also requires a public company’s auditor to complete an attestation report regarding the effectiveness of the company’s internal control over financial reporting. These costs would be greatly reduced, if not eliminated, if the Offer is consummated and LQ ceases to be a SEC-reporting company.

•

LQ has a large number of stockholders who hold fewer than 10,000 shares of stock. These small lot stockholders hold in aggregate few shares but represent a disproportionate number of record holders. LQ has not received the benefits of being a publicly traded company since the expenses incurred for remaining public have outweighed the benefits.

Plans for LQ After the Offer; Certain Effects of the Offer

Shares acquired by us pursuant to the Offer will be cancelled and returned to the status of authorized but unissued stock, and such stock will be available for issuance by LQ without further stockholder action, except as required by applicable law or the rules of the Nasdaq or any other securities exchange on which the Shares are then listed.

If following the consummation of the Offer we own at least 90% of the outstanding Shares, we will cause LQ to consummate, as soon as reasonably practicable, a short-form merger in which all outstanding Shares not owned by us will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, without interest.

If following the consummation of the Offer we do not own at least 90% of the outstanding Shares, we will review our options and may, among other things:

•

not take any action at that time, including not purchasing any additional Shares, in which case the remaining public stockholders of LQ would receive no cash for their Shares and would bear the risk of trading price fluctuations;

•

purchase Shares in the open market or privately-negotiated transactions (including to acquire at least 90% of the outstanding Shares so that we could consummate a short-form merger under Delaware law), and such purchases would be made at either market prices at the time of purchase or privately-negotiated prices, respectively, which may be higher or lower than or the same as the Offer price;

•	initiate a reverse stock split to acquire at least 90% of the outstanding Shares so that we could consummate a short-form merger under Delaware law;

•	make a new tender offer; and/or

•	consummate a merger or other business combination with LQ, subject to compliance with Delaware law.

Following the purchase of Shares pursuant to the Offer, but before a merger is consummated, LQ will continue as a publicly traded reporting company. If a merger takes place, LQ will no longer have any publicly-traded equity securities outstanding and we intend to promptly cause LQ to terminate its public reporting obligations with the Commission once the requirements for terminating such obligations are satisfied. If a merger is undertaken, stockholders at that time will be entitled to petition the Delaware Chancery Court to receive the “fair value” of their Shares, as determined by such court, by following the appraisal procedures under Delaware law.

Except as otherwise described in this Offer to Purchase, we have no current plans, proposals or negotiations which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger (other than the short-form merger described above), reorganization or liquidation involving LQ; (ii) any purchase, sale or transfer of a material amount of assets of LQ; (iii) any material change in LQ’s present dividend rate or policy; (iv) any change in the Board or LQ’s management; or (v) any other material change in LQ’s corporate structure or business (other than changes to integrate LQ with LQ Acquisition Inc. in the event of a short-form merger).

In connection with the Offer LQ Acquisition Inc. expects to review LQ and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following a merger in order to best organize and integrate the activities of LQ, including evaluating the current slate of directors on the Board in light of the termination of any director independence requirements once LQ becomes a wholly-owned subsidiary. LQ Acquisition Inc. expressly reserves the right to make any such changes that it deems necessary or appropriate in light of its review or in light of future developments.

As a result of the Offer, the direct and indirect interest of LQ Acquisition Inc. in LQ’s net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of a merger, LQ Acquisition Inc.’s indirect interest in such items will increase to 100%, and LQ Acquisition Inc. and its subsidiaries will be entitled to all benefits resulting from that interest, including all cash flow generated by LQ’s operations and any future increase in LQ’s value. Similarly, LQ Acquisition Inc. will also bear the risk of losses generated by LQ’s operations and any decrease in the value of LQ after a merger.

Upon consummation of a merger, LQ will become a privately-held corporation. Accordingly, former stockholders of LQ will not have the opportunity to participate in the earnings and growth of LQ after a merger and will not have any right to vote on corporate matters. Similarly, former stockholders of LQ will not face the risk of losses generated by LQ’s operations or decline in the value of LQ after a merger. Certain officers, directors and employees of LQ hold stock options with an exercise price which exceeds the Offer price. Such option holders will not retain these “underwater” options following any merger and will, therefore, not have the opportunity to participate in the earnings and growth of LQ. Upon the completion of a merger, LQ Acquisition Inc.’s interest in LQ would increase from approximately 31% to 100%. Based on LQ’s results for the fiscal year ended December 31, 2009 and assuming completion of the merger as of August 1, 2010, this increase would result in LQ Acquisition Inc.’s beneficial interest in LQ’s net book value and net profit increasing by approximately $21,086,141 and $9,765,169 respectively.

LQ Acquisition Inc. believes that the employees of LQ are important to the business and operations of LQ, and LQ Acquisition Inc. plans to work with management of LQ to minimize disruption to LQ’s workforce.

Conduct of LQ’s Business if the Offer Is Not Completed

If the Offer is not completed because the majority of the minority condition or another condition is not satisfied or waived, we expect that LQ’s current management will continue to operate LQ’s business substantially as presently operated. However, we anticipate that if the Offer is not completed, LQ Acquisition Inc. will reevaluate the capital structure and capital management policies of LQ. In particular, LQ Acquisition Inc. may consider:

•

not taking any action at that time, including not purchasing any Shares, in which case the public stockholders of LQ would receive no cash for their Shares (except through sales in the open market) and would bear the risk that the trading price per Share could decline to a price that is less than the Offer price;

•

purchasing Shares in the open market or privately-negotiated transactions (including to acquire at least 90% of the outstanding Shares so that we could consummate a “short-form” merger under Delaware law), and such purchases would be made at either market prices at the time of purchase or privately-negotiated prices respectively, which may be higher or lower than or the same as the Offer price;

•	initiating a reverse stock split to acquire at least 90% of the outstanding Shares so that we could consummate a short-form merger under Delaware law;

•	making a new tender offer; and/or

•	consummating a merger or other business combination with LQ, subject to compliance with Delaware law.

If LQ Acquisition Inc. were to pursue any of these alternatives, it might take considerably longer for the public stockholders of LQ to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public stockholders of LQ that are more or less than or the same as the Offer price.

Appraisal Rights; Rule 13e-3

Under Delaware law, holders of Shares do not have appraisal rights in connection with the Offer. However, if a short-form merger is consummated under Delaware law, each holder of Shares who (a) does not tender his or her Shares in the Offer and holds Shares at the merger closing, (b) does not wish to accept the merger consideration, and (c) complies with the procedures provided for in Section 262 of the Delaware General Corporation Law (“Section 262”) will be entitled to have such holder’s Shares appraised by the Delaware Court of Chancery and to receive a payment in cash of the “fair value” of those Shares as determined by the court. A judge will only determine the fair value of the Shares if at least one holder properly perfects appraisal rights, files an appraisal action, and litigates the case in court. Since holders of Shares do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 262 can be made at this time.

The following summarizes provisions of Section 262 regarding appraisal rights that would be applicable in connection with a merger. This discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262, which is attached as Schedule C to this Offer to Purchase. Note: Section 262 will change effective August 2, 2010.

All references in Section 262 to a “stockholder,” and in this summary to a “stockholder” or to a “holder,” are to the record holder of the Shares as to which appraisal rights are asserted. A person having a beneficial interest in shares of Company common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights.

Notification of Merger’s Closing

Within 10 days after the closing of a short-form merger under Delaware law, LQ will notify the record holders of Shares (as of the closing date) of the consummation of the merger and of the availability of and procedure for demanding appraisal rights, and will include in such notification a copy of Section 262.

Electing Appraisal Rights

To exercise appraisal rights, the record holder of LQ’s common stock must, within 20 days after the date LQ mails the notice referred to in the prior paragraph, deliver a written demand for appraisal to LQ. This demand must reasonably inform LQ of the identity of the holder of record and that the stockholder demands appraisal of his, her or its Shares. A demand for appraisal must be delivered to: LQ Acquisition Inc. c/o Life Quotes, Inc.; Suite 102; 8205 South Cass Avenue; Darien, IL 60561, Attn: Secretary.

Only Record Holders May Demand Appraisal Rights

Only a record holder of Shares is entitled to demand appraisal rights for the Shares in that holder’s name. The demand must be executed by or for the record holder, fully and correctly, as the holder’s name appears on the holder’s stock certificates.

•	If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity.

•	If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all owners.

•

An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. The agent must identify the owner or owners of record and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the owner or owners of record.

•

A holder of record, such as a broker, who holds Shares as nominee for a beneficial owner, may exercise a holder’s right of appraisal with respect to Shares held for all or less than all of those beneficial owners’ interest. In that case, the written demand should set forth the number of Shares covered by the demand. If no number of Shares is expressly mentioned, the demand will be presumed to cover all Shares standing in the name of the record holder. LQ stockholders who hold their Shares in brokerage accounts or through any other nominee and wish to exercise appraisal rights should consult their brokers or other nominees to determine the procedures they must follow in order for their brokers and other nominees to exercise appraisal rights in respect of their Shares.

Court Petition Must Be Filed

Within 120 days after the effective date of the merger, LQ or any stockholder who has satisfied the foregoing conditions may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares. A person who is the beneficial holder of Shares and who made a timely and proper demand may commence an appraisal proceeding by filing a petition in such person’s own name. LQ will not have any obligation to file such a petition. Stockholders seeking to exercise appraisal rights should initiate all necessary action to perfect their rights within the time periods prescribed by Delaware law and in the manner prescribed in Section 262.

Within 120 days after the effective date of the merger, any stockholder who has complied with the requirements under Section 262 for exercise of appraisal rights may make a written request to receive from LQ a statement of the total number of Shares with respect to which demands for appraisal have been received and the total number of holders of these Shares. LQ will be required to mail these statements within 10 days after it receives a written request or within 10 days after the expiration of the period for delivery of written demands for appraisal, whichever is later. A person who is the beneficial owner of Shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from LQ the statement described in this paragraph.

Appraisal Proceeding by Delaware Court

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to LQ, and LQ will then be obligated within 20 days to file with the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of Shares entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The court will appraise the Shares owned by the stockholders and determine their fair value, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. The court may determine the costs of the appraisal proceeding, which do not include attorneys’ or experts’ fees, and allocate them to the parties as the court determines to be equitable under the circumstances. Upon application of a dissenting stockholder, the court may also order that all or a portion of any stockholder’s expenses incurred in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged, on a pro rata basis, against the value of all of LQ’s common stock entitled to appraisal.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered applicable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger , the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In a short-form merger, appraisal is a dissenter’s sole remedy under Delaware law. The value determined by the court for the Shares could be more than, less than or the same as the merger consideration, but the form of the consideration payable as a result of the appraisal proceeding would be cash.

Loss, Waiver or Withdrawal of Appraisal Rights

Any LQ stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective date of the merger); however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease. Further, any such attempt to withdraw made more than 60 days after the effective date of the merger will require LQ’s written approval. If appraisal rights are not perfected or a demand for appraisal rights is timely withdrawn, a stockholder will be entitled to receive the merger consideration, without interest.

Dismissal of Appraisal Proceeding

No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If LQ does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the consideration being offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights (in which event, a former holder of Shares will be entitled to receive the merger consideration in accordance with the terms of the merger). Any stockholder who considers demanding appraisal is advised to consult legal counsel.

Stockholders who tender Shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the price paid in the Offer therefor.

Rule 13e-3

Because LQ Acquisition Inc. is an affiliate of LQ, the transactions contemplated herein constitute a “going private” transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning LQ and certain information relating to the fairness of the Offer, any subsequent merger that may be effected following the consummation of the Offer and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to consummation of the Offer and such merger. We, along with LQ, have provided such information in this Offer to Purchase and tender offer statement on Schedule TO and the exhibits thereto filed with the Commission.

Security Ownership of Certain Beneficial Owners

The following table provides information as of April 26, 2010 with respect to the Shares beneficially owned by (i) each of the directors and executive officers of LQ Acquisition Inc. and, to the knowledge of LQ Acquisition Inc., LQ and (ii) each person known by us to own more than 5% of the outstanding Shares. Beneficial ownership in this table is determined in accordance with the rules of the Commission.

Name of Beneficial Owner	Amount of Common Stock	Percent of Common Stock†
Robert S. Bland	2,131,378	31.4%
William V. Thoms	516,421	7.6%
Zions Bancorporation	2,363,636	33.6%
Osmium Partners, LLC	379,112	5.4%

Security Ownership with Respect to the Majority of the Minority Condition

This Offer is subject to the non-waivable condition that there shall have been validly tendered and not withdrawn before the Offer expires Shares that constitute at least a majority of the outstanding Shares not owned by LQ Acquisition Inc., Zions, and Thoms or their respective affiliates immediately prior to the expiration of the Offer. For purposes of determining the number of Shares owned by LQ Acquisition Inc., Zions, or Thoms or their respective affiliates, we have included all Shares shown as beneficially owned in the beneficial ownership table set forth above in “— Security Ownership of Certain Beneficial Owners” by such persons, but excluded from each person’s Share ownership the Shares that are deemed outstanding pursuant to the rules of the Commission that may be issued upon exercise of options within 60 days after April 26, 2010 Accordingly, LQ Acquisition Inc. owns 2,108,045 Shares, Thoms owns 493,988 and Zions owns 2,363,636. All 2,108,045 Shares owned by LQ Acquisition Inc. have been included as Shares outstanding. The 4,965,669 Shares owned by LQ Acquisition Inc., Thoms, and Zions have been excluded from the Shares outstanding for purposes of calculating the number of Shares that must be tendered to satisfy the majority of the minority condition.

The following table sets forth the calculation of the number of Shares required to be tendered to satisfy the majority of the minority condition.

As of April 26, 2010

Shares outstanding	6,767,691
Shares owned by LQ Acquisition Inc., Thoms, and Zions	4,965,669
Transferable Shares owned by affiliates	0

Minority Shares outstanding	1,802,022

50% of minority Shares outstanding	901,011
Plus one Share	1

Majority of the minority	901,012

The foregoing calculation of the majority of the minority condition is based on information available to LQ Acquisition Inc. as of the date of this Offer to Purchase. The actual number of Shares necessary to satisfy the majority of the minority condition may be different than our current estimate.

Transactions and Arrangements Concerning the Shares

To the knowledge of LQ Acquisition Inc., no transactions in the Shares, except as set forth on Schedule B have been effected during the past 60 days by (i) LQ Acquisition Inc. or its executive officers, directors, affiliates and any associates or majority-owned subsidiaries and any executive officer or director of any such subsidiary, or (ii) LQ or its executive officers, directors, affiliates and any associates.

In the past two years, no purchases of Shares were made by LQ or LQ Acquisition Inc., except as set forth on Schedule B.

Except for (i) the share tender agreement between LQ Acquisition, Inc. and Thoms dated June 7, 2010 and (ii) the share tender agreement between LQ Acquisition, Inc. and Zions dated June 4, 2010 (collectively the “Share Tender Agreements”), neither LQ Acquisition Inc. nor any of its directors or executive officers or any other person controlling either LQ Acquisition Inc. is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of LQ (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

The Share Tender Agreements provide that such parties will tender all of the Shares held by Zions and Thoms to LQ Acquisition, Inc. for consideration of $4.00 per Share. The Share Tender Agreements are attached as Exhibits (d)(1) and (d)(2) to the Schedule TO.

Except as described in this Offer to Purchase and in the amendment to the Investor Rights Agreement as described below, in the past two years, no negotiations, transactions or material contacts concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of LQ, an election of directors of LQ or a sale or other transfer of a material amount of LQ’s assets, has been entered into or has occurred between any of LQ or any of its affiliates and LQ Acquisition Inc. or, to the knowledge of LQ Acquisition Inc., between LQ or any of its affiliates and any unaffiliated person.

LQ entered into an investor rights agreement with Zions (the “Investor Rights Agreement”) where, among other things, Robert S. Bland, Thoms and their affiliates ( the “Non-Zions Holders”) each agreed that, for so long as Zions holds 40% of the 2,400,000 Shares issued to them, to give Zions tag along rights in certain sales of Shares by the Non-Zions Holders. This means that if any of the Non-Zions Holders proposes to sell any of their Shares, subject to certain exceptions, they will afford Zions the right to participate proportionately in such sale based on the total number of Shares owned by Zions divided by the total number of Shares owned by Zions and the seller or sellers (in each case, on a fully diluted basis determined as of the close of business on the day immediately prior to the tag-along notice date). The Non-Zions Holders also granted to Zions and Zions granted to the Non-Zions Holders and to the Company, a right of first refusal with respect to certain transfers of their Shares of common stock. In an amendment to the Investor Rights Agreement dated June 4, 2010, Zions has agreed to waive its tag along rights and its rights of first refusal under the Investor Rights Agreement.

To the knowledge of LQ Acquisition Inc., in the past two years, LQ has not made any underwritten public offering of the Shares that was (i) registered under the Securities Act of 1933, as amended, or (ii) exempt from registration under the Securities Act. To the knowledge of LQ Acquisition Inc., none of LQ, its executive officers, directors or affiliates has made any public recommendation with respect to the Offer other than the recommendation contained in this Offer to Purchase by LQ Acquisition Inc. The Board has formed the Special Committee consisting of independent directors to consider the merits of the Offer and LQ may advise stockholders of the Special Committee’s position with respect to the Offer within 10 business days of the commencement of the Offer.

To the knowledge of LQ Acquisition Inc., each executive officer and director of LQ Acquisition Inc. currently intends to tender all Shares held of record or beneficially owned by such person in the Offer, other than Shares such person has the right to purchase by exercising stock options, subject to applicable personal considerations (including tax planning) and securities laws, including Section 16(b) of the Exchange Act.

Interests of Certain Persons in the Offer

Interlocking Directors and Officers

In considering the Offer and any position taken by LQ with respect to the Offer, stockholders should be aware that certain officers and directors of LQ Acquisition Inc. and LQ have interests in the Offer which may present them with certain actual or potential conflicts of interest. Currently, of the seven directors of LQ, only Robert S. Bland is also a director and executive officer of LQ Acquisition Inc. Robert S. Bland does not serve on the Special Committee. LQ Acquisition Inc. currently has no plans to alter or change the composition or size of the Board following the Offer. However, as part of any short-form merger upon us obtaining at least 90% of the outstanding Shares, we intend to reevaluate the current slate of directors on the Board in light of the termination of any director independence requirements once LQ becomes a wholly-owned subsidiary.

Certain Interests of LQ Acquisition Inc.

Stockholders also should be aware that LQ Acquisition Inc. has certain interests that present actual or potential conflicts of interest in connection with the Offer, including that the financial interests of LQ Acquisition Inc. with regard to the price per Share offered in the Offer are generally adverse to the financial interests of the stockholders being asked to tender their Shares. As a result of LQ Acquisition Inc.’s current indirect beneficial ownership of approximately 31% of the outstanding Shares representing approximately 31% of the voting power, LQ Acquisition Inc. may be deemed to control LQ.

Employee and other Stock Options

Certain officers and directors of LQ, like many other LQ employees, hold vested employee stock options, which may be exercised in accordance with their terms and the Shares acquired thereby may be tendered in the Offer. However, we understand that some of LQ’s outstanding employee stock options are exercisable at prices higher than the Offer price. Accordingly, we do not expect all option holders to exercise their stock options in connection with the Offer.

Indemnification and Insurance

LQ Acquisition Inc. expects that all rights to indemnification, advancement of expenses and exculpation currently in effect in favor of the present and former directors or officers of LQ, as provided in LQ’s certificate of incorporation and amended and restated bylaws, currently in effect, with respect to matters occurring prior to the consummation of the Offer and any short-form merger, will survive the consummation of the Offer and any such merger and continue in full force and effect thereafter.

THE TENDER OFFER

Section 1 — Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and pay for all Shares validly tendered and not withdrawn by the Expiration Date in accordance with the procedures set forth in “— Section 4 — Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on July 15, 2010, unless we have extended the period during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by us, shall expire.

We may waive any or all of the conditions to our obligation to purchase Shares pursuant to the Offer, except the majority of the minority condition. If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived (except the majority of the minority condition, which may not be waived), we may elect to (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions (except the majority of the minority condition which may not be waived) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn, or (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the new Expiration Date, retain the Shares that have been tendered until the expiration of the Offer as extended. See “— Section 12 — Conditions to the Offer.”

We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect, except the majority of the minority condition, which may not be waived. We acknowledge that (i) the Exchange Act requires us to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) we may not delay acceptance for payment of, or payment for, any Shares upon the occurrence of any of the events specified in “— Section 12 — Conditions to the Offer” without extending the period of time during which the Offer is open.

We have the right to extend the Offer beyond the Expiration Date for any of the following reasons: (i) from time to time if, at the Expiration Date, any of the conditions to the Offer have not been satisfied or waived (except the majority of the minority condition, which may not be waived); (ii) for any period required by any rule, regulation, interpretation or position of the Commission or any period required by or advisable under applicable law; or (iii) if Shares have been accepted for payment but the number of Shares owned by us is less than 90% of the outstanding Shares, for an aggregate period of not more than 20 business days (for all such extensions) beyond the date on which Shares are first accepted for payment as a “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act. If provided, a subsequent offering period would be an additional period of time, following the Expiration Date and the acceptance for payment of any Shares that are validly tendered in the Offer and not properly withdrawn prior to the Expiration Date, during which holders of Shares that were not previously tendered in the Offer may tender such Shares to us in exchange for the Offer price on the same terms that applied to the Offer. We will accept for payment, and pay for, any Shares that are validly tendered during a subsequent offering period, if provided, as promptly as practicable after any such Shares are validly tendered during such subsequent offering period. Holders of Shares that are validly tendered during a subsequent offering period, if provided, will not have the right to withdraw such tendered Shares.

In the event that all of the conditions to the Offer have not been satisfied or waived at the then scheduled Expiration Date of the Offer, we may extend the expiration date of the Offer in such increments as we may determine until the earliest to occur of (i) the satisfaction or waiver of such conditions and (ii) the determination that such conditions are not reasonably capable of being satisfied.

We will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all the conditions to the Offer are satisfied or waived on the Expiration Date. Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the earlier of the day we decide to extend or the previously scheduled Expiration Date. Subject to applicable law and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

If we are delayed in making payment for the Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in “— Section 4 — Withdrawal Rights.” However, our ability to delay the payment for Shares which we have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(e) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that, as a general rule, an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the Offer price and the number of Shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to stockholders. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, we increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

We have LQ’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on LQ’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

Section 2 — Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, as soon as practicable after the Expiration Date. If we desire to delay payment for Shares accepted for payment pursuant to the Offer, and such delay would otherwise be in contravention of Rule 14e-1 of the Exchange Act, we will otherwise extend the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “— Section 3 — Procedures For Tendering Shares,”

(ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give written notice to the Depositary, a agent for the tendering stockholders, of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with Depositary, which stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer price for Shares be paid, regardless of any delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedure set forth in “— Section 3 — Procedures For Tendering Shares,” such Shares will be credited to an account maintained at DTC), as promptly as practicable following the expiration or termination of the Offer.

If, on or prior to the Expiration Date, we shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered, accepted for payment or paid for prior to such increase in consideration.

We reserve the right to transfer or assign, in whole or, from time to time, in part, to one or more of our affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

Section 3 — Procedures for Tendering Shares

Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term “Agent’s Message” means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Book-Entry Transfer

The Depositary will establish accounts with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be made through book-entry transfer at DTC, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

Signature Guarantees

Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program, the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an “Eligible Institution”), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any Certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery

If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we provide, is received prior to the Expiration Date by the Depositary as provided below; and

(iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the Nasdaq is open for business.

The Notice of Guaranteed Delivery may be delivered by mail or transmitted by facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by us.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry

Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer.

The method of delivery of Certificates and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer (other than the majority of the minority condition) or any defect or irregularity in the tender of any particular Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and our interpretation of the terms and conditions of the Offer will be final and binding on all persons. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of us, LQ Acquisition Inc., the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders, or any waiver thereof, or incur any liability for failure to give any such notification or for any such determination.

Other Requirements

By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints our designees as such stockholder’s proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Our designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of LQ’s stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares, we must be able to exercise full voting rights with respect to such Shares.

Our acceptance for payment of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Section 4 — Withdrawal Rights

Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the initial Expiration Date and, unless theretofore accepted for payment by us pursuant to the Offer, may also be withdrawn at any time after July 15, 2010. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this section. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in “— Section 3 — Procedures For Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in “— Section 3 — Procedures For Tendering Shares” at any time prior to the Expiration Date or during a subsequent offering period if the Offer is amended to provide for one.

No withdrawal rights will apply to Shares tendered into a subsequent offering period and no withdrawal rights apply during a subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, and our determination will be final and binding. Neither the Depositary or any other person will be under a duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Section 5 — Summary of Certain Material United States Federal Income Tax Considerations

The following is a summary of certain of the material United States federal income tax consequences of the Offer to a holder of the Shares who or that is a “U.S. Holder”. A “U.S. Holder” means a beneficial owner of the Shares who or that, for U.S. federal income tax purposes, is a “United States person” (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) and, thus, includes: (i) a citizen or resident of the United States; (ii) a corporation or partnership, including any entity treated as a corporation or partnership for U.S. federal income tax purposes, created or organized in the United States or under the law of the United States or of any State and the District of Columbia (unless, in the case of a partnership, the Secretary of the Treasury or his delegate provides otherwise by regulations); (iii) any estate (other than a foreign estate, within the meaning of Code Section 7701(a)(31)); or (iv) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust (or, otherwise, a trust that was in existence on August 20, 1996 and which has a valid election in effect under Treasury Regulations Section 301.7701-7(f) to be treated as a “domestic trust”).

This summary is based upon the Code, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that hold their Shares as a “capital asset” within the meaning of Section 1221 of the Code.

This summary is for general information only and does not address all of the tax consequences of the Offer that may be relevant to a U.S. Holder of the Shares. It also does not address any of the tax consequences of the Offer to a holder of the Shares who or that is a Non-U.S. Holder (as defined below), or to a holder that may be subject to special tax treatment under the Code, such as a financial institution (including a bank), a real estate investment trust, a personal holding company, a tax-exempt organization, a regulated investment company, an insurance company, an S corporation, a broker or dealer in securities or currencies and certain U.S. expatriates. A “Non-U.S. Holder” means a beneficial owner of the Shares who or that is not a U.S. Holder. We urge any holder of the Shares who or that is a Non-U.S. Holder or that may be subject to special tax treatment under the Code to consult his, her or its own tax advisor(s) regarding the United States federal income tax consequences of the Offer, including potential application of United States withholding taxes and possible eligibility for benefits under applicable income tax treaties.

Further, this summary does not address either: (a) the United States federal income tax consequences of the Offer to a stockholder, partner (including a member of a limited liability company that is treated as a “partnership” for United States federal income tax purposes) or beneficiary of an entity that is a holder of the Shares; (b) the United States federal estate, gift or alternative minimum tax consequences of the Offer; (c) a person who holds the Shares in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not the United States dollar; (d) any state, local or foreign tax consequences of the Offer; (e) a holder whose status changes from a U.S. Holder to a Non-U.S. Holder or vice versa; or (f) any person that owns actually or constructively (giving effect to the ownership attribution rules of the Code) shares of common stock of LQ Acquisition Inc.

Each holder of the Shares should consult his, her or its own tax advisor regarding the tax consequences of the Offer, including such holder’s status as a U.S. Holder or a Non-U.S. Holder, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-United States taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

Sale of the Shares

In general, a U.S. Holder who or that sells his, her or its Shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received by the U.S. Holder in the Offer and the U.S. Holder’s adjusted tax basis in the Shares sold in the Offer. The amount of gain or loss on Shares tendered under the Offer will be determined separately for each such Share (and/or each lot of such Shares purchased on the same date and/or for the same price in a single transaction) that is “adequately identified” (within the meaning of Treasury Regulations Section 1.1012-1(c)) based on the price paid for such Share (or Shares) and the date when such Share (or Shares) was purchased.

Under current law, U.S. Holders of the Shares that are corporations generally will be taxed on net capital gains at a maximum United States federal income tax rate of 35%. Under current law, U.S. Holders who are individuals generally will be taxed on net capital gain at a maximum United States federal income tax rate of 15% (20% if such net capital gain is recognized after 2010) with respect to those Shares held for more than one (1) year, and a maximum United States federal income tax rate of 35% with respect to those Shares held for one (1) year or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a corporate U.S. Holder generally may be used only to offset capital gains and may be carried back three (3) years and carried forward five (5) years. Any capital losses realized by a non-corporate U.S. Holder generally may be used only to offset capital gains plus $3,000 ($1,500 for a married individual filing a separate return) of ordinary income per year with any unused capital loss able to be carried forward indefinitely to offset capital gain or ordinary income (subject to the $3,000 – $1,500 for a married individual filing a separate return – ordinary income limitation) in future years (but which may not be carried back).

Backup Withholding Tax and Information Reporting

Payment of proceeds with respect to the sale of the Shares pursuant to the Offer may be subject to information reporting and United States federal backup withholding tax at the applicable rate if the U.S. Holder or Non-U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. These requirements are set forth in the Letter of Transmittal and should be carefully reviewed by each holder of the Shares. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a refund or a credit against such U.S. Holder’s or Non-U.S. Holder’s United States federal income tax liability; provided, however, that the required information is timely furnished to the IRS.

Section 6 — Price Range of Shares; Dividends

The Shares are listed and principally traded on the Nasdaq under the symbol “QUOT.” The following table sets forth, for the quarters indicated, the high and low closing sales prices per Share on the Nasdaq as reported by published financial sources. LQ has never paid a dividend on its Shares.

Calendar Year	High	Low
2008:
First Quarter	$4.50	3.34
Second Quarter	$4.00	2.94
Third Quarter	$3.50	2.89
Fourth Quarter	$3.50	1.98
2009:
First Quarter	$3.25	2.24
Second Quarter	$2.50	1.52
Third Quarter	$3.49	1.22
Fourth Quarter	$3.37	2.55
2010
First Quarter	$3.90	2.93
Second Quarter (through June 10, 2010)	$3.38	2.77

On June 10, 2010, the last full trading day prior to the public announcement and commencement of the Offer, the last sale price per Share as reported on the Nasdaq was $2.77.

Stockholders are urged to obtain a current market quotation for the Shares.

Section 7 — Certain Information Concerning LQ

General

LQ, formerly known as Insure.com, Inc. and Quotesmith.com, Inc., is an insurance agency and brokerage. Since its inception in 1984, LQ has been continuously developing a proprietary and comprehensive insurance price comparison and order-entry system that provides instant access quotes for numerous life insurance products. LQ uses this database to provide customers with a large array of comparative life insurance quotes online, over the phone or by mail, and allows the customer to purchase insurance from the insurance company of their choice either online or over the phone with LQ’s licensed insurance customer service staff. LQ’s website also provides insurance information and decision making tools, along with access to other forms of personal insurance, such as auto, homeowners, health, renters, long-term care and travel insurance through various partners. LQ generates revenues from the receipt of commissions and fees paid by various sources, that are tied directly to the volume of insurance sales or traffic that is produced, including industry standard volume based bonus commissions paid by participating life insurance companies. LQ conducts its insurance agency and brokerage operations using salaried personnel and generates prospective customer interest using traditional direct response advertising methods conducted primarily offline.

Financial Information

	March 31, 2010 (unaudited)	December 31, 2009
Balance sheet data (end of period):
Cash and cash equivalents	$16,745,184	$16,021,870
Total assets	32,089,726	33,104,525

Total liabilities	2,251,129	2,473,547
Shareholders’ equity	29,838,597	30,630,978

	Three Months Ended March 31,
	2010	2009
Statements of operations
Total revenues	$2,444,564	4,023,094
Total expenses	3,303,480	3,898,480

Operating income (loss)	(858,916)	124,614
Interest income	69,661	67,820
Net income (loss)	$(789,255)	192,434

Other:
EBITDA	$(654,050)	313,923
Net cash provided (used) by operating activities	(442,362)	367,245
Net cash provided by investing activities	1,156,213	181,078
Net cash provided (used) by financing activities	9,463	(20,636)
Net cash flow	723,314	527,687

LQ Financial Projections

LQ does not as a matter of course make detailed public projections as to future operating performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, LQ Acquisition Inc. has been provided non-public internal financial forecasts and certain other information regarding LQ’s anticipated future operations.

The internal financial forecasts and other forward-looking information were prepared by management of LQ and have not been approved by the Board or the Special Committee. The internal financial forecasts and other forward-looking information were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles. The financial projections do not comply with generally accepted accounting principles. In addition, the projections were not prepared with the assistance of or reviewed, compiled or examined by independent accountants. The summary of these internal financial forecasts and other information is not being included in this Offer to influence your decision whether to tender your Shares in the Offer, but because these internal financial forecasts were made available by the Company to LQ Acquisition, Inc.

These internal financial forecasts and other information were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of LQ and its management. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, the potential failure of LQ to develop competitive products; factors affecting pricing; fluctuation in demand and revenues; factors affecting operating expenses and potential unanticipated charges; the failure to retain key management personnel of LQ; risks associated with any pending or future litigation; adverse reaction to the Offer by customers, suppliers and strategic partners and other risks and uncertainties described in LQ’s report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009, as amended, and LQ’s report on Form 10-Q for the period ended March 31, 2010. In addition, the internal financial forecasts and other information may be affected by LQ’s ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions upon which the financial forecasts and other information were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and conditions in the e-commerce and insurance brokerage markets, all of which are difficult or impossible to predict accurately and many of which are beyond the control of LQ and its management. The internal financial forecasts and other information also reflect assumptions as to certain business decisions that are subject to change.

Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The inclusion of these internal financial forecasts and other information in this Offer should not be regarded as an indication that LQ, LQ Acquisition Inc., or their respective affiliates, advisors, officers, directors, partners, members or representatives considered or consider the internal financial forecasts to be predictive of actual future events, and the internal financial forecasts should not be relied upon as such. None of LQ, LQ Acquisition Inc., or their respective affiliates advisors, officers, directors, partners, members or representatives can give you any assurance that actual results will not differ from these projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. Neither LQ, LQ Acquisition Inc. nor any of their respective affiliates, advisors, officers, directors, partners, members or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of LQ compared to the information contained in these projections or that the projections will be achieved. LQ has made no representation to LQ Acquisition Inc. or any of its affiliates concerning these projections.

Projected Results As of 5/21/10	2010					2011	2012	2013	2014
	Q1*	Q2	Q3	Q4	Total
Revenue
Life Commissions:
-Telephone	2,474,861	1,976,084	1,962,058	2,437,708	8,850,711	11,891,261	11,891,261	11,891,261	11,891,261
-Online	203,336	330,657	329,032	329,032	1,192,058	1,316,130	1,316,130	1,316,130	1,316,130
-Remote/Outside Agents	(448)	51,224	365,885	1,189,126	1,605,787	5,854,159	6,220,044	6,585,929	6,951,814
Life Renewal Commissions	389,131	389,131	389,131	389,131	1,556,524	1,587,654	1,619,408	1,651,796	1,684,832
Life Settlements	15,302	15,302	15,302	15,302	61,208	0	0	0	0
Health Commissions	43,430	43,000	42,500	42,000	170,930	145,291	123,497	104,972	89,227
Click Revenue	32,197	40,000	50,000	60,000	182,197	920,969	995,857	1,082,264	1,182,495
Revenue Share	(713,939)	(614,918)	(610,746)	(737,543)	(2,677,146)	(2,677,145)	(2,677,145)	(2,677,145)	(2,677,145)
Remote Agent Fees	693	500	500	500	2,193	0	0	0	0

Total Revenue	2,444,563	2,230,980	2,543,662	3,725,257	10,944,462	19,038,319	19,489,051	19,955,206	20,438,613

Expenses
Marketing	251,540	271,180	356,380	403,480	1,282,580	4,523,507	4,562,916	4,602,326	4,724,735
Operations	1,964,629	2,007,596	2,164,094	2,424,867	8,561,186	10,056,364	10,193,729	10,331,095	10,468,460
General and Administrative	856,409	856,409	856,409	856,409	3,425,636	3,596,918	3,776,764	3,965,602	4,163,882
Depreciation and Amortization	204,866	183,167	172,317	172,317	732,667	670,042	643,080	618,832	470,746

Total Expenses	3,277,444	3,318,352	3,549,200	3,857,073	14,002,069	18,846,831	19,176,489	19,517,854	19,827,823

Operating Income (Loss)	(832,881)	(1,087,373)	(1,005,538)	(131,815)	(3,057,607)	191,488	312,561	437,352	610,790

Paid Policies	3,973	2,986	3,365	5,011	15,335	24,146	24,610	25,073	25,537

*	Actual results for Q1

In making these projections, LQ’s management needed to make many assumptions. LQ’s management assumed that LQ’s in-house call center would increase to 50 agents by the end of 2010 and remain at that level through 2014. LQ’s management also assumed that its outside agent program would grow to 75 agents by the end of 2010 and increase by five agents per year thereafter. LQ’s management based the growth in click revenue from 2010 to 2014 on the expected benefits of a maturing website and sales of excess leads generated by the website. LQ’s management also assumed that its marketing expenses would increase to meet the needs of the growing number of agents for sales leads. LQ’s management expects operations expenses to increase primarily due to increases in the number of agents and the volume of business. LQ’s management has also assumed that general and administrative expenses will increase to reflect anticipated inflation.

Available Information

The Shares are registered under the Exchange Act. LQ is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.W., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. LQ’s filings are also available to the public on LQ’s Web site (www.lifequotes.com) and the Commission’s Web site (www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Room of the Commission at 100 F Street, N.W., Washington, D.C. 20549, upon payment of the Commission’s customary fees.

Section 8 — Certain Information Concerning LQ Acquisition Inc.

LQ Acquisition Inc. is wholly owned by Robert S. Bland, the president and chief executive officer of LQ. As of the date hereof, we own 2,108,045 Shares, or approximately 31%, of LQ’s common stock. We have not made an underwritten public offering of the subject securities for cash during the past three years. In June 2010 we have been assigned 2,108,045 Shares from Robert S. Bland, president and chief executive officer of LQ.

Section 9 — Source and Amount of Funds

We will need approximately $19,000,000 to purchase all Shares not owned by us pursuant to the Offer and to pay related fees and expenses. LQ Acquisition Inc. intends to use the cash on hand at LQ and funds of LQ for all such funds necessary for the Offer. LQ Acquisition Inc. intends to obtain the use of LQ’s cash on hand through the execution of the Note. The execution of the Note is a condition to the consummation of the Offer by us.

We would only be able to draw funds under the Note if, together with the Shares we already own, we receive tenders for at least 90% of the Shares. If LQ Acquisition, Inc. does draw on the Note, the funds will be due 5 business days after the short-form merger occurs.

The form of the Note is attached as Exhibit (b)(1) to the Schedule TO.

Section 10 — Possible Effects of the Offer on the Market for the Shares

Effect on the Market for the Shares

The purchase of Shares by us pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

Stock Quotations

The Shares are currently listed and traded on the Nasdaq, which constitutes the principal trading market for the Shares. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the Nasdaq.

According to the Nasdaq’s published guidelines, the Nasdaq would consider delisting the Shares if, among other things, the following items fell below certain thresholds: stockholder’s equity, market value of listed securities, total assets and revenues, publicly held shares, market value of publicly held shares, bid price, total shareholders, and market makers. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet the requirements of the Nasdaq for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. In the event the Shares were no longer listed on the Nasdaq, price quotations for the Shares might still be available from other sources. The extent of the public market for the

Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Margin Securities

The Shares are currently “margin securities” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

Registration Under the Exchange Act

The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by LQ to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would reduce the information required to be furnished by LQ to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement in connection with stockholders’ meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of LQ and persons holding “restricted securities” of LQ may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for Nasdaq reporting.

We may seek to cause LQ to terminate the registration of the Shares under the Exchange Act and to delist the common stock from the Nasdaq after the purchase of Shares pursuant to the Offer if the requirements for termination of registration are met. If registration of the Shares under the Exchange Act is not terminated prior to any second-step merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the Nasdaq would be terminated upon completion of a merger.

Section 11 — Fees and Expenses

Except as set forth below, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

LQ Acquisition Inc. will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary handling and mailing expenses incurred by them in forwarding material to their customers.

The following is an estimate of fees and expenses to be incurred by us in connection with the Offer:

Filing fees	$1,300
Depositary	$20,000
Legal, printing and miscellaneous	$150,000
Solicitation	$15,000

Total:	$186,300

Section 12 — Conditions to the Offer

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) our rights to extend and amend the Offer at any time in our sole discretion, we shall not be required to accept for payment, purchase or pay for, subject to any applicable rule and regulation of the Commission, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of, or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may terminate the Offer as to any Shares not then paid for, if at any time on or after July 15, 2010 and prior to the time of payment for any such Shares, any of the following events shall occur:

(a) the majority of minority condition shall not have been met;

(b) the Shares validly tendered and not withdrawn in the Offer plus the Shares held by us shall constitute less than 90% of the outstanding Shares;

(c) the Note is not executed;

(d) there shall be pending an order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Offer in connection with a suit, claim or action filed by a private (non-governmental) third-party;

(e) there shall (A) be pending any suit, claim, action, proceeding, hearing, notice of violation, demand letter or an investigation initiated, filed or conducted, or (B) have been a statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or rendered applicable to the Offer initiated by any domestic, federal or state governmental, regulatory or administrative agency or authority or court or legislative body or commission which (i) prohibits or imposes any material limitations on LQ’s or our ownership, control or operation of all or a material portion of the businesses or assets of LQ or its subsidiaries, (ii) prohibits or makes illegal the acceptance for payment, payment for or the purchase of Shares or the consummation of the Offer, (iii) results in a material delay in or restricts our ability, or renders us unable, to accept for payment, pay for or purchase some or all of the Shares, (iv) imposes material limitations on our or LQ’s ability effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to LQ’s stockholders, (v) requires material divestiture by LQ or its affiliates of Shares, (vi) seeks to compel LQ Acquisition Inc., its affiliates, or LQ or its subsidiaries to dispose of material portions of the business, assets or properties of LQ or its subsidiaries, LQ Acquisition Inc. or its affiliates or (vii) challenges or seeks to enjoin or prohibit (or seeks damages for) the acquisition by us or LQ of the Shares; provided that LQ shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

(f) there occurs (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange, including the Nasdaq, (ii) any decline in any of the Dow Jones Industrial Average, the S&P 500 Index or the NASDAQ-100 Index by an amount in excess of 15%, measured from May 15, 2010, (iii) any change in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, might have a material adverse effect on the business, financial condition, assets, liabilities, operations, results of operations or prospects of LQ or any of its subsidiaries, (iv) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (v) any extraordinary limitation by any governmental authority that affects the extension of credit in the United States, (vi) the commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States, (vii) a change in general financial bank or capital market conditions which materially and adversely affects the ability of U.S. financial institutions to extend credit or closes the capital markets, as a practical matter, to LQ Acquisition Inc. or (viii) in the case of any of the foregoing existing on May 15, 2010, a material acceleration or worsening thereof; or

(g) LQ (as directed by the Special Committee comprised of independent directors) and LQ Acquisition Inc. shall have agreed that LQ Acquisition Inc. shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder.

Except for the majority of the minority condition, the foregoing conditions are for our and our affiliates’ sole benefit (other than LQ and its subsidiaries) and may be asserted by us, in whole or in part, at any time and from time to time in our sole discretion. The failure by us at any time to exercise our rights under such conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time.

Should the Offer be terminated pursuant to any of the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned to the tendering stockholders.

Section 13 — Certain Legal Matters

Requirements for a Merger

If following the consummation of the Offer we own at least 90% of the outstanding Shares, we will cause LQ to consummate, as soon as reasonably practicable, a merger in which all outstanding Shares not owned by us will be converted into the right to receive cash in an amount equal to the price per Share paid in the Offer, without interest. Under Delaware law, if we own at least 90% of the outstanding Shares, we would be able to effect a second-step merger under the short-form merger provisions of Delaware law without a vote of, or prior notice to, the Board or the stockholders of LQ.

Regulatory Approval

Except as described in this section, based on a review of publicly available filings by LQ with the Commission and a review of certain information furnished by LQ to LQ Acquisition Inc. in the normal course of their business dealings, we are not aware of any license, franchise or regulatory permit that is material to the business of LQ and that would be materially adversely affected by our acquisition of Shares pursuant to the Offer, or of any material filing, approval or other action by or with any governmental authority or regulatory agency that would be required for the purchase of Shares pursuant to the Offer or of our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under “— State Takeover Laws.” While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to LQ’s business or that certain parts of LQ’s business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, we may decline to accept for payment or pay for any Shares tendered.

We may be required to provide notices to certain state insurance regulators in connection with the Offer or in connection with the short-form merger.

State Takeover Laws

LQ and certain of its subsidiaries conduct business in a number of states throughout the United States, some of which have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. Mite Corp. , the Supreme Court held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America , however, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp. , a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds , a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit.

LQ is incorporated under the laws of the State of Delaware. Generally, Section 203 of the Delaware General Corporation Law (“Section 203”) prevents an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless the board of directors of the target approves the business combination prior to the date the person becomes an interested stockholder. Section 203 does not apply to a Delaware corporation that opts out of its application in its certificate of incorporation or to any stockholder which became an interested stockholder at a time when the corporation was not publicly held. Because the predecessor to LQ Acquisition Inc. became an interested stockholder before LQ was publicly held, we do not believe that Section 203 would apply.

LQ conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We have not determined whether any of these state takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above, we have not presently sought to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is established that one or more state takeover statutes is applicable to the Offer and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer, we might be required to file certain information with, or to receive approval from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, we might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating. In such case, we may not be obligated to accept for payment any Shares tendered. See “— Section 12 — Conditions to the Offer.”

Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because the transaction value of this Offer would be less than $63.4 million threshold under the HSR Act. Although this transaction is not subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of LQ Acquisition Inc. or LQ. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares pursuant to the Offer will result in a violation of any antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Section 14 — Miscellaneous

The Offer is being made to all holders of Shares other than LQ Acquisition Inc. We are not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, we will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of LQ Acquisition Inc. not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the Commission a tender offer statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer, including the information required by Schedule 13E-3. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner set forth in “— Section 7 — Certain Information Concerning LQ.”

LQ Acquisition Inc.

June 10, 2010

SCHEDULE A

1. Directors and Executive Officers of LQ Acquisition Inc..

Set forth in the table below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of LQ Acquisition Inc. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Each executive officer of LQ Acquisition Inc. has been employed in such position or in other executive or management positions with LQ Acquisition Inc. for at least five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with LQ Acquisition Inc. Unless otherwise noted, each person identified below is a U.S. citizen. Unless otherwise indicated, the business address and telephone number of each person identified below as a director or executive officer of LQ Acquisition Inc. is c/o LQ Acquisition Inc., c/o Life Quotes Inc.; Suite 102; 8205 South Cass Avenue; Darien, IL 60561.

Present Principal Occupation or Employment and Material Positions

Name	Held During the Last Five Years
Robert S. Bland	President, Chief Executive Officer of Life Quotes, Inc.

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2. Directors and Executive Officers of LQ.

Set forth in the table below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of LQ. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise stated, each executive officer of LQ has been employed in such position or in other executive or management positions with LQ for at least five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with LQ. Each person identified below is a U.S. citizen. Unless otherwise indicated, the business address and telephone number of each person identified below as a director or executive officer of LQ is Life Quotes Inc.; Suite 102; 8205 South Cass Avenue; Darien, IL 60561.

Present Principal Occupation or Employment and Material Positions

Name	Held During the Last Five Years
Robert S. Bland	Chairman of the Board, President, Chief Executive Officer, Director (all positions with LQ)

William V. Thoms	Executive Vice President, Chief Operating Officer, Director (all positions with LQ)

Phillip A. Perillo	Senior Vice President, Chief Financial Officer (all positions with LQ)

Jeremiah A. Denton, Jr.	Director of LQ, President of the National Forum Foundation

Bruce J. Rueben	Director of LQ, President of the Florida Hospital Association since 2008, President of the Minnesota Hospital and Health Care Partnership, Minnesota’s hospital association, from 1998 until 2008

Timothy F. Shannon	Director of LQ, President of Bradner Smith & Company, a subsidiary of Bradner Central Company;

John B. Hopkins	Director of LQ, Chief Executive Officer of ProviderPay, a subsidiary of Zions Bancorporation since 2006. Vice President, Finance of Zions Bancorporation from 2003 to 2006.

Richard F. Gretsch	Director of LQ; Global Offering Manager for AT&T Global Network Services

A-2

SCHEDULE B

The following table sets forth information concerning transactions in Shares during the past 60 days by (i) LQ Acquisition Inc., its subsidiaries, and their respective directors and executive officers, (ii) LQ Acquisition Inc., its subsidiaries, and their respective directors and executive officers, and (iii) to the knowledge of LQ Acquisition Inc., LQ, its subsidiaries, their respective directors and executive officers and any LQ pension, profit-sharing or similar plan. Unless otherwise noted, all transactions listed below involved open-market sales of Shares.

Name of Party	Transaction Date	Number of Shares	Price per Share
NONE

The following table sets forth information with respect to purchases of Shares by LQ Acquisition Inc. or, to the knowledge of LQ Acquisition Inc., LQ during the past two years. The purchases of Shares by LQ shown in the table were pursuant to LQ’s previously-disclosed stock repurchase programs.

Period	Purchaser	Number of Shares Purchased During the Period	Average Price(1) per Share During the Period
Q1 2008	LQ	7,750	3.91
Q2 2008	LQ	316,100	3.81
Q3 2008	LQ	118,402	3.17
Q4 2008	LQ	67,800	3.35
Q1 2009	LQ
1/27/09	LQ	200	3.19
2/2/09	LQ	200	3.30
2/4/09	LQ	200	3.28
2/10/09	LQ	400	3.38
3/5/09	LQ	4,500	2.30
3/10/09	LQ	3,000	2.16
3/11/09	LQ	200	2.51

(1)	Purchase prices exclude commissions.

B-1

SCHEDULE C

Excerpts from the Delaware General Corporation Law Relating to the Rights of Dissenting Stockholders

Section 262

Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §§ 251 (other than a merger effected pursuant to § 251(g) of this title), 252, 254, 257, 258, 263 or 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

C-4